Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

FARO TECHNOLOGIES, INC.,

LASER PROJECTION TECHNOLOGIES, INC.,

AND

THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

Dated as of August 26, 2016

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of August 26, 2016, by and among (i) FARO Technologies, Inc., a Florida corporation (the “Buyer”), (ii) Laser Projection Technologies, Inc., a Delaware corporation (“LPT”), (iii) each of the signatories hereto in the capacity of a Seller (each, a “Seller”, and collectively, the “Sellers”), and (iv) Steven P. Kaufman, in the capacity of the Seller Representative (as defined herein). Buyer, LPT, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. LPT is in the business of developing, manufacturing, marketing, selling and distributing highly accurate, high-speed 3D laser projection and measurement systems designed for use in manufacturing applications (the “Business”).

B. Immediately prior to the Closing, the Sellers own all of the issued and outstanding shares of Common Stock, par value $.01 per share of LPT (“Common Stock”) and shares of Series A Preferred Stock, par value $.01 per share of LPT (“Series A Preferred Stock”, and together with the Common Stock, the “LPT Stock”) in each case as is set forth opposite such Seller’s name on Schedule I attached hereto.

C. Immediately prior to the Closing, the parties set forth in Schedule II attached hereto hold options exercisable for shares of Common Stock granted under the Laser Projection Technologies, Inc. 2001 Stock Option Plan and the 2012 Laser Projection Technologies, Inc. Equity Incentive Plan, each as amended, modified or revised from time to time (“LPT Options”, and together with the LPT Stock, collectively, the “LPT Equity Securities”).

D. The Sellers desire to sell, and Buyer desires to purchase, the LPT Stock on the terms and conditions set forth herein, and in connection therewith, all of the outstanding LPT Options will be cancelled.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.        DEFINITIONS

“Adjusted Pro Rata Portion” means the following: (a) with respect to each Investor, Investors’ Pro Rata Portion multiplied by a fraction, the numerator of which is the total number of shares of Series A Preferred Stock and Common Stock held by such Investor and the denominator of which is the total number of shares of Series A Preferred Stock and Common Stock held by all Investors; and (b) with respect to each Non-Investor and Common Stockholder, the Non-Investors’/Common Stockholders’ Pro Rata Portion multiplied by a fraction, the numerator of which is the total number of shares of Common Stock held by such Non-Investor or Common Stockholder (on an as-converted basis) and the denominator of which is the total number of shares of Common Stock held by all Non-Investors and Common Stockholders (on an as-converted basis), in each such case as of the Closing.

“Affiliate” means, with respect to any particular Person, (a) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, (b) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, (c) any partner, officer, director, employee or shareholder of such Person or any parent, spouse, child, brother, sister or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing, or (d) any liquidating trust, trustee or other similar person or entity for any Person.

“Aggregate Option Exercise Price” means the aggregate Option Exercise Price for all vested LPT Options outstanding as of immediately prior to the Closing.

“Aggregate Preferred Share Consideration” means the sum of (a) the product of the Investors’ Per Preferred Share Consideration times the aggregate number of shares of Series A Preferred Stock held by the Investors as of the Closing, plus (b) the product of the Non-Investors’ Per Preferred Share Consideration times the aggregate number of shares of Series A Preferred Stock held by the Non-Investors as of the Closing.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which government offices are required or authorized by law to be closed in Delaware.

“Cash” means the aggregate cash and cash equivalents (including bank account balances, marketable securities and short term investments), less uncashed checks (except as set forth below), of LPT, calculated in accordance with GAAP, but without taking into account any uncashed checks for payment of any outstanding balances on Pre-Closing Credit Cards.

“Certificate of Incorporation” means LPT’s Amended and Restated Certificate of Incorporation, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock Estimated Payment Pro Rata Portion” means with respect to each Common Stockholder, a fraction equal to (a) the number of shares of Common Stock held by such Common Stockholder as of the Closing divided by (b) the sum of (i) the aggregate number of shares of Common Stock outstanding as of the Closing plus (ii) the aggregate number of shares of Common Stock for which the vested LPT Options were exercisable immediately prior to the Closing (and without giving effect to the Option Cancelation Agreements) (ignoring, for the purposes of such calculation, the shares of Common Stock issuable upon conversion of Series A Preferred Stock).

“Common Stock Post-Closing Payment Pro Rata Portion” means, with respect to each Non-Investor Common Stockholder, a fraction equal to (a) the number of shares of Common Stock held by such Non-Investor Common Stockholder divided by (b) the total number of shares of Common Stock held by all Non-Investor Common Stockholders as of the Closing.

“Common Stockholders” means holders of Common Stock as of the Closing.

“Confidential Information” means any information concerning the Business or the businesses and affairs of LPT (and, following the Closing, of Buyer) other than any such information that is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Person to whom disclosure has been made).

“Contract” means, with respect to any Person, any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which such Person is a party or by which any of its assets are bound.

“Environmental Laws” means, whenever in effect, all foreign, Federal, state and local laws, statutes, regulations, ordinances, rules of common law and similar provisions having the force or effect of law relating to human or worker health and safety, pollution or protection of the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Materials and the generation, use, storage, transportation, or disposal of or exposure to Hazardous Materials in any manner applicable to the Business, LPT or their respective assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).

“Equity Securities” means any (a) units, stock, shares, partnership interests or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, and (d) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in clauses (a), (b) or (c) of this definition

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any business entity that is included in a controlled group of entities within which LPT is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with LPT, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which LPT is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with LPT pursuant to regulations issued under Section 414(o) of the Code.

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the escrow agreement by and among Buyer, the Seller Representative and the Escrow Agent of even date herewith.

“Escrow Deposit” means Two Million Dollars ($2,000,000).

“Escrow Funds” has the meaning given to such term in the Escrow Agreement.

“Existing Related Party Agreements” means existing agreements (whether oral or written,) by and between LPT (on the one hand) and the Sellers or any employee, officer, director or manager of LPT (on the other hand), and other agreements, in each case which Buyer indicates must be terminated at or prior to Closing.

“Fundamental Representations” means Sections 3.1 (Representations and Warranties of the Sellers), 3.2(a) (Organization, Qualification and Authority), 3.2(b) (Authorization of Transaction), 3.2(c) (Noncontravention), 3.2(d) (Capitalization), 3.2(j)(iii) (Title to Assets), 3.2(t) (Compliance with Laws) and 3.2(x) (Broker’s Fees).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing the Financial Statements for the Most Recent Fiscal Year End.

“Governmental Authority” means (a) the United States, (b) any Federal, state, provincial, municipal, local or foreign government or any governmental or quasi-governmental authority of any nature, (c) anybody exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (d) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.

“Hazardous Materials” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which is prohibited, limited, or regulated by any Governmental Authority.

“Income Tax Return” means any Tax Return related to Income Taxes and Taxes in the nature of an income tax or franchise taxes in lieu of an income tax.

“Income Taxes” means Taxes imposed on net income.

“Indebtedness” of any Person means, without duplication, any of the following: (i) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets; (ii) all Liabilities secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Liabilities; (iii) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; (iv) all capitalized lease obligations; (v) all accounts payable that are more than one (1) year past due as of the Closing Date; (vi) all Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (vii) all guaranties, surety or indemnity obligations by such Person; (viii) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (ix) all Liabilities for underfunded employee pension benefit plans and similar obligations; and (x) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing.

“Initial Purchase Price Payment” means Fifteen Million Dollars ($15,000,000).

“Intellectual Property” means any and all of the following (including all copies and embodiments thereof, in electronic, written or other media; all renewals, extensions, divisions, continuations, continuations-in-part, modifications, derivative works, and improvements thereto, and the like; and all goodwill related thereto) in the United States and outside of the United States: (i) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, other indicia of source of origin, and all applications to register the same (the “Trademarks”); (ii) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto, and rights related thereto (the “Patents”); (iii) all registered and unregistered copyrights and all applications to register the same (the “Copyrights”); (iv) all computer software and databases (excluding software and databases licensed to LPT under standard, off-the-shelf, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties’ business with annual fees or other payments of less than $10,000) (the “Software”); (v) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information (“Proprietary Rights”); (vi) all licenses and agreements pursuant to which LPT has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (excluding software and databases licensed to LPT under standard, off-the-shelf, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties’ business with annual license fees or other payments of less than $10,000) (“Licenses-In”); (vii) all licenses and agreements pursuant to which LPT have licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (“Licenses-Out”); and (viii) all Internet domain names.

“Inventory” means LPT’s inventory (including packaging materials, raw materials, work-in-process and finished goods) used in or related to the Business.

“Investors” means Shiprock II, LLC, Brook Venture Fund, L.P. and Federal Street Partners.

“Investors’ Per Preferred Share Consideration” means $4.1958685755 per share of Series A Preferred Stock.

“Investors’ Pro Rata Portion” means 48.6842%.

“Kaufman” means Steven P. Kaufman.

“Knowledge of LPT”, “LPT’s Knowledge” or any similar phrases, shall mean (a) the actual knowledge of Kaufman, Leonard Williams and Melissa Mace and (b) the knowledge each such Person would have obtained in the course of conducting a reasonable review of LPT’s documents and records regarding the accuracy of any representation or warranty contained in this Agreement and making reasonable inquiries of LPT’s personnel primarily responsible for the subject matter of the applicable representation or warranty.

“Law” means each provision of any Federal, state, provincial, municipal, local or foreign law, statute, ordinance, order, judgment, common law, code, rule or regulation, enacted, enforced, entered, promulgated or issued by any Governmental Authority.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which LPT holds, uses, occupies or possesses any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of LPT thereunder.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including any liability for Taxes.

“Lien” means any mortgage, pledge, easement, security interest, charge, claim, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.

“Losses” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs (including costs of actions taken to bring the Business into compliance with applicable Laws), amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses, and fees, including all reasonable attorneys’ fees and court costs.

“LPT Equityholders” means the LPT Stockholders and LPT Optionholders.

“LPT Intellectual Property” means all LPT-Owned Intellectual Property and other Intellectual Property which is licensed by, licensed to, or used by LPT in the Business.

“LPT-Owned Intellectual Property” means all Intellectual Property which is owned by, LPT and used in the Business, including the name “LPT”.

“LPT Optionholders” means holders of vested LPT Options as of immediately prior to the Closing.

“LPT Stock” means the Common Stock and the Series A Preferred Stock.

“LPT Stockholders” means the Common Stockholders and Series A Preferred Stockholders as of the Closing.

“Material Adverse Effect” means any event, change or occurrence that, individually or together with any one or more other events, changes or occurrences, has had, or could reasonably be expected to have, a material adverse effect or impact upon the assets, prospects or condition (financial or otherwise), results of operations, business or earnings of LPT, or on the ability of any of the Parties to consummate the transactions contemplated hereby.

“Non-Investor Common Stockholder” means each Stockholder that holds shares of Common Stock other than the Investors.

“Non-Investors” means holders of shares of Series A Preferred Stock other than the Investors as of the Closing.

“Non-Investors’ Per Preferred Share Consideration” means $3.78081653 per share of Series A Preferred Stock.

“Non-Investors’/Common Stockholders’ Pro Rata Portion” means 51.3158%.

“Option Cancellation Agreement” shall have the meaning given such term in Section 2.5(b).

“Option Exercise Price” means, with respect to each vested LPT Option, an amount equal to the per share exercise price of the applicable vested LPT Option.

“Ordinary Course of Business” means an action that is in the ordinary course of business consistent with the past custom and practice of LPT in the operation of the Business.

“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of such entity; and (iii) any amendment to any of the foregoing.

“Per Common Share Closing Consideration” means with respect to each share of Common Stock an amount equal to the ratio of (a) the difference of the Estimated Payment minus the Aggregate Preferred Share Consideration, divided by (b) the sum of (i) the aggregate number of shares of Common Stock outstanding as of the Closing plus (ii) the aggregate number of shares of Common Stock for which the LPT Options were vested and exercisable as of the

Closing (and without giving effect to the Option Cancellation Agreements) (ignoring, for the purposes of such calculation, the shares of Common Stock issuable upon conversion of Series A Preferred Stock).

“Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies that are not due and payable, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable which are not material, individually or in the aggregate, and (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current or contemplated occupation and use of the Leased Real Property. Notwithstanding the foregoing, any Lien securing Indebtedness as of the Closing that will not be discharged at the Closing or treated as assumed Indebtedness that results in an adjustment to the purchase price payable hereunder will not be a Permitted Lien.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether foreign, Federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Plan” means: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; (ii) any employment, consulting, severance or other similar contract, arrangement or policy providing for compensation; and (iii) any other plan, fund, policy, program, arrangement or scheme, qualified or nonqualified, whether or not considered legally binding, that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, stock-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, retention, fringe benefit or incentives, and (a) to which LPT or any ERISA Affiliate is or has been a party or sponsoring, participating or contributing employer or by which any of them is or has been bound or (b) to which LPT or any ERISA Affiliate may otherwise have any Liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by LPT or any ERISA Affiliate).

“Post-Closing Company Payment Obligations” means all amounts that LPT is obligated to pay after the Closing which are deducted from the Purchase Price pursuant to the terms hereof, including the payments to holders of LPT Options pursuant to the terms of the Option Cancellation Agreements and the Compensation-Related Transaction Expenses to the extent not paid to the recipients thereof as of Closing.

“Release” has the same meaning as used in CERCLA.

“Series A Preferred Stockholders” means holders of Series A Preferred Stock as of the Closing.

“Straddle Period Tax Return” means any Tax Return for a Straddle Period.

“Tax” and “Taxes” means any (a) taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including those related to income, gross receipts, gross income, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, transfer or franchise, (b) liability of LPT for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) liability of LPT for the payment of any amounts of the type described in clause (a) above as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Transaction Expenses” means the aggregate amount of all fees, costs and expenses, incurred by or on behalf of LPT or the Sellers in connection with the process of selling LPT or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby or relating to bonuses, in each case, that have not been paid as of Closing, including (A) all investment banking, legal and accounting fees, costs and expenses, (B) any fees and expenses associated with obtaining necessary or appropriate consents or approvals of any Governmental Authority, (C) any fees or expenses associated with obtaining the release and termination of any Liens, (D) all brokers’ or finders’ fees, (E) all sale, change-of-control, “stay-around,” retention, or similar bonuses, compensation or payments to current or former managers, directors, employees and other service providers of LPT paid or payable as a result of or in connection with the transactions contemplated hereby and all incremental employer Taxes payable with respect thereto, (F) all deferred compensation payments, loyalty bonus payments or similar payments to current or former managers, directors, employees and other service providers of LPT paid or payable as a result of or in connection with the transactions contemplated hereby, and all incremental employer Taxes payable with respect thereto, (G) all severance payments, COBRA payments, and other amounts payable to Len Williams in connection with Leonard Williams’ separation from LPT as of Closing, and all incremental employer Taxes payable with respect thereto (including, for the avoidance of doubt, final salary, accrued salary with bonus/interest, accrued vacation, and reimbursable business expenses), (H) all severance payments, COBRA payments and other amounts payable to Michelle Kaufman in connection with Michelle Kaufman’s separation from LPT as of Closing (including, for the avoidance of doubt, final salary, accrued salary with bonus/interest, accrued vacation and reimbursable business expenses), and all incremental employer Taxes payable with respect thereto, (I) all incremental employer Taxes payable with respect to all payments with respect to the LPT Options, (J) any Taxes borne or to be borne by LPT (including any Taxes incurred in connection with the exercise of, or payments made in respect of, any equity incentive compensation, Taxes payable directly or indirectly pursuant to Code Sections 280G or 4999) or the net loss of any Tax benefit to LPT as a result of the disallowance of any expenses pursuant to Code Sections 280G or 4999, and (K) premiums for any directors’ and officers’ liability insurance tail coverage obtained by LPT prior to or as of the Closing. The amounts set forth in clauses (E) through (J) shall be deemed to be “Compensation-Related Transaction Expenses”.

“U.S. Export Controls” means the various laws and regulations governing the import and export of items, technology, software, and services to and from the United States of America, including, without limitation, the International Traffic in Arms Regulations, the Arms Export Control Act, the Export Administration Act, the Export Administration Regulations, the Foreign Trade Regulations, and the various regulations, executive orders, rulings, and directives promulgated pursuant to the International Emergency Economic Powers Act.

2.        PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the provisions of this Agreement, as of the Closing, (a) Buyer will purchase, and the Sellers will sell, transfer and assign to Buyer, free and clear of any and all Liens, the LPT Equity Securities (other than the LPT Options), and (b) the LPT Options will have been cancelled pursuant to the Option Cancellation Agreements. As consideration for the purchase of the LPT Equity Securities (other than the LPT Options) and the cancellation of the LPT Options as of the Closing, subject to the provisions of this Agreement (including the payments set forth in Sections 2.3), the Buyer shall pay the Sellers and the LPT Optionholders an aggregate amount of Seventeen Million Dollars ($17,000,000) (the “Purchase Price”).

2.2 Effect of the Transaction on Common Stock, Series A Preferred Stock, and LPT Options.

(a) As of the Closing and subject to the provisions of this Agreement, each Investor holding a share of Series A Preferred Stock issued and outstanding as of the Closing shall have the right to receive an amount in cash equal to the Investors’ Per Preferred Share Consideration.

(b) As of the Closing and subject to the provisions of this Agreement, each Non-Investor holding a share of Series A Preferred Stock issued and outstanding as of the Closing shall have the right to receive an amount in cash equal to the Non-Investors’ Per Preferred Share Consideration.

(c) As of the Closing and subject to the provisions of this Agreement, each Common Stockholder holding a share of Common Stock issued and outstanding as of the Closing shall have the right to receive with respect to each share of Common Stock (i) an amount in cash equal to the Per Common Share Closing Consideration, plus (ii) solely with respect to the Non-Investor Common Stockholders, any payments required to be made following Closing in respect of such share of Common Stock in accordance with Section 2.6.

(d) Immediately prior to the Closing and subject to the provisions of this Agreement, each LPT Option issued and outstanding immediately prior to the Closing, whether vested or unvested, shall be deemed to have been cancelled pursuant to the terms of an Option Cancellation Agreement. As of the Closing, pursuant to the terms of the Option Cancellation Agreements, each holder of a vested LPT Option exercisable for a share of Common Stock shall have the right to receive (with respect to each share of Common Stock that would have otherwise been exercisable as of the Closing Date) an amount in cash equal to difference of (i) the Per Common Share Closing Consideration minus (ii) the applicable Option Exercise Price, net of applicable withholding. All payments payable to the LPT Optionholders hereunder shall be paid to LPT or its designee for payment to the LPT Optionholders net of applicable Tax withholding.

(e) Prior to the Closing, the board of directors of LPT (or, if appropriate, any committee thereof) shall take all necessary actions, including providing any required notice to the LPT Optionholders and obtaining any required consents, to give effect to Section 2.2(d).

2.3 Payments at Closing.

(a) At the Closing, the Buyer shall (i) pay to the payees thereof the amounts of Indebtedness of LPT as of Closing which are set forth in Schedule 2.3(a)(i) attached hereto by wire transfer of immediately available funds to an account or accounts designated by the payees of such Indebtedness, (ii) pay to the payees thereof the amount of any Transaction Expenses (other than Compensation-Related Transaction Expenses) as of Closing by wire transfer of immediately available funds to an account or accounts designated by the payees of such Transaction Expenses with respect thereto (or, if wire transfer instructions are not provided at least two (2) Business Days prior to Closing, by check payable in immediately available funds), (iii) deposit with the Escrow Agent the Escrow Deposit by wire transfer of immediately available funds to an account designated by the Escrow Agent, (iv) pay to LPT the amount of any Compensation-Related Transaction Expenses by wire transfer of immediately available funds to an account or accounts designated by LPT, for payment to the payees thereof net of applicable withholding, (v) pay to LPT the portion of the Estimated Payment payable in respect of the LPT Options pursuant to the Option Cancellation Agreements by wire transfer of immediately available funds to an account designated by LPT, for payment to such LPT Optionholders net of applicable withholding, and (vi) pay to the LPT Stockholders the portion of the Estimated Payment payable in respect of the LPT Stock by wire transfer of immediately available funds to an account or accounts designated by such LPT Stockholders.

(b) Not less than two (2) Business Days prior to the Closing Date, the Sellers shall provide Buyer with a good faith estimate (on an unaudited basis) (subject to Buyer’s review and consent) of (i) the amount of Indebtedness as of the Closing (“Estimated Indebtedness”), (ii) the amount of Cash as of the Closing (“Estimated Cash”), and (iii) the amount of Transaction Expenses as of the Closing (“Estimated Transaction Expenses”). The “Estimated Payment” shall be an amount equal to the Purchase Price, less the Escrow Deposit, less the Estimated Indebtedness, plus the Estimated Cash, less the Estimated Transaction Expenses, plus the Aggregate Option Exercise Price.

2.4 Payment Allocation Schedule; Acknowledgements and Agreements.

(a) Attached here to as Exhibit A is a correct and complete schedule prepared by the Seller Representative, in form and substance reasonably satisfactory to Buyer (the “Payment Allocation Schedule”), that sets forth, as of the Closing: (i) a list of all Sellers and all LPT Optionholders, including addresses and, if available, e-mail addresses; (ii) (A) with respect to each Seller that is a Common Stockholder, the number of shares of Common Stock held by such Seller, (B) with respect to each Seller that is a Series A Preferred Stockholder, the number of shares of Series A Preferred Stock held by such Seller, and (C) with respect to each LPT Optionholder, (x) the number of shares of Common Stock issuable upon exercise of the vested portion of the LPT Options held by such LPT Optionholder and the applicable aggregate Option Exercise Price for such vested LPT Options, and (y) the number of shares of Common Stock issuable upon exercise of the unvested portion of such LPT Option; (iii) the calculation of the Estimated Payment, including the components thereof; (iv) for each Seller, calculations of such Seller’s Common Stock Estimated Payment Pro Rata Portion, Common Stock Post-Closing Payment Pro Rata Portion and Adjusted Pro Rata Portion (as applicable); (v) the calculation of the Per Common Share Closing Consideration; (vi) the portion of the Estimated Payment payable to each Seller at the Closing; and (vii) the portion of the Estimated Payment payable to each LPT Optionholder with respect to each vested LPT Option pursuant to the terms of the Option Cancellation Agreements (before any applicable withholding) at the Closing. Each of the Sellers acknowledges and agrees that the Buyer shall be entitled to rely on the Payment Allocation Schedule without independent verification for all purposes hereunder, and that Buyer shall have no liability to any Seller or any LPT Optionholder to the extent Buyer relies on such Payment Allocation Schedule.

(b) Each Seller acknowledges and agrees as follows:

(i) Such Seller has reviewed the Payment Allocation Schedule and has had the opportunity to discuss the Payment Allocation Schedule with such Seller’s legal counsel and tax advisors. Such Seller acknowledges and agrees that all of the amounts set forth in the Payment Allocation Schedule are true, correct and complete, and this Agreement and the Payment Allocation Schedule set forth such Seller’s entire right to receive payments in respect of such Seller’s LPT Stock. Such Seller acknowledges and agrees that such Seller is not entitled to receive any amounts in respect of such Seller’s LPT Stock other than as expressly set forth in this Agreement and the Payment Allocation Schedule, and hereby irrevocably waives and releases any rights or claims that Seller may have to receive any other amounts in respect of such Seller’s LPT Stock.

(ii) Such Seller hereby irrevocably waives and releases any rights or claims that the Seller may have with respect to such Seller’s LPT Stock pursuant to the Certificate of Incorporation. Without limiting the foregoing in any manner,

(A) such Seller acknowledges and agrees that the allocation of the Purchase Price set forth in this Agreement and the Payment Allocation Schedule may differ from the allocation of the Purchase Price that would apply if the Purchase Price was allocated in accordance with the terms of the Certificate of Incorporation, and that such Seller may receive payments with respect to such Seller’s LPT Stock pursuant to the terms of this Agreement and the Payment Allocation Schedule that are more or less than the payments to which such Seller would have been entitled pursuant to the Certificate of Incorporation, (B) such Seller acknowledges and agrees that, as of the Closing, each share of Series A Preferred Stock is convertible into one (1) share of Common Stock, and hereby irrevocably waives (to the extent applicable) any prior adjustment to the Series Applicable Conversion Rate (as defined under the Certificate of Incorporation) relating to the Series A Preferred Stock under the Certificate of Incorporation, and (C) such Seller irrevocably waives any preemptive rights or similar rights to which Seller may previously have been entitled pursuant to the Certificate of Incorporation, including Section 10 of the Certificate of Incorporation.

(iii) Such Seller acknowledges and agrees that all agreements, documents and instruments relating to the LPT Stock in any manner (the “Equity Documents”), including (A) that certain Series A Convertible Preferred Stock Purchase Agreement by and between LPT and the other parties thereto dated as of June 29, 2001, as amended, modified or restated from time to time, (B) that certain Registration Rights Agreement by and between LPT and the other parties thereto dated as of June 29, 2001, as amended, modified or restated from time to time, and (C) that certain Stockholders Agreement by and between LPT and the other parties thereto dated as of June 29, 2001, as amended, modified or restated from time to time, are hereby terminated as of the Closing and are of no further force and effect.

2.5 Closing.

(a) Closing Date. The Closing of the purchase and sale of the LPT Stock and the cancellation of the LPT Options contemplated hereby (the “Closing”) will be effective at 11:59 PM (Eastern Time) on the date of this Agreement (the “Closing Date”).

(b) Closing Deliveries.

(i) At the Closing, the Sellers will deliver or cause to be delivered to Buyer the following items:

(A) original certificates evidencing all of the LPT Stock, together with assignments separate from certificate or other transfer documents executed by each of the Sellers relating to such LPT Stock, in form and substance reasonably satisfactory to Buyer, or affidavits of lost certificate and indemnity agreements relating to such original certificates in form and substance reasonably satisfactory to Buyer;

(B) the employment offer letter of Kaufman, in form and substance reasonably satisfactory to Buyer and Kaufman (the “Employment Agreement”), duly executed by Kaufman;

(C) an intellectual property and confidentiality agreement, in form and substance reasonably satisfactory to Buyer (the “Intellectual Property and Confidentiality Agreement”), duly executed by Kaufman;

(D) all of the third-party consents and approvals set forth on Section 3.2(c) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer, without payment by or Liability to LPT or the Buyer;

(E) pay-off letters and lien releases regarding all Indebtedness of LPT, each in form and substance reasonably satisfactory to Buyer;

(F) (i) a copy of the resolutions and/or written consents by which all actions on the part of LPT necessary to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby were taken, certified by the Secretary or an authorized officer of LPT; (ii) an incumbency certificate signed by an officer or officers of LPT certifying the signature and office of each officer executing this Agreement, the Ancillary Agreements or any other agreement, certificate or other instrument executed pursuant hereto or thereto; (iii) a copy of LPT’s Organizational Documents that are filed with any Governmental Authority, certified by the applicable Governmental Authority as of a date which is no more than twenty (20) Business Days before the Closing Date; (iv) a copy of LPT’s other Organizational Documents, certified by the Secretary or an authorized officer of LPT; and (v) good standing certificates or the applicable equivalent document for LPT, issued as of a date which is no more than twenty (20) Business Days before the Closing Date, by the applicable Governmental Authority and any other jurisdiction in which LPT is qualified to do business as a foreign entity;

(G) a certificate executed by an officer of LPT, dated as of the Closing Date, that complies with Sections 1445 and 897 of the Code and the Treasury Regulations promulgated thereunder certifying that an interest in LPT is not a “U.S. real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder, in form and substance reasonably acceptable to the Buyer;

(H) resignations and releases effective as of the Closing of the officers and directors of LPT identified by the Buyer prior to the Closing Date;

(I) separation agreements effective as of the Closing by and between LPT and each of Leonard Williams and Michelle Kaufman reasonably satisfactory in form and substance to Buyer, duly executed by LPT and each of Leonard Williams and Michelle Kaufman;

(J) confirmation that the Existing Related Party Agreements have been terminated by written instruments reasonably satisfactory in form and substance to Buyer;

(K) an option cancellation agreement, in form and substance reasonably acceptable to Buyer (each, an “Option Cancellation Agreement”), duly executed by LPT and each of the LPT Optionholders;

(L) the Escrow Agreement, duly executed by Seller Representative and the Escrow Agent; and

(M) such other certificates, documents and/or instruments as Buyer may reasonably request.

(ii) At the Closing, Buyer will deliver or cause to be delivered to the Sellers or other designated Person the following items:

(A) a counterpart signature page to the Employment Agreement duly executed by the Buyer;

(B) a counterpart signature page to the Intellectual Property and Confidentiality Agreement, duly executed by Buyer;

(C) a counterpart signature page to the Escrow Agreement, duly executed by the Buyer;

(D) to the payees thereof, cash by wire transfer of immediately available funds to an account or accounts designated in the payoff letters with respect thereto, in an amount sufficient to repay the Indebtedness of LPT as of Closing (other than any accounts payable that are more than one (1) year past due as of the Closing Date and reduce the purchase price payable hereunder);

(E) to the payees thereof, cash by wire transfer of immediately available funds to an account or accounts designated by the payees thereof, in an amount sufficient to pay the Estimated Transaction Expenses (other than the portion of the Estimated Transaction Expenses that are Compensation-Related Transaction Expenses);

(F) to LPT (for the benefit of the payees thereof), cash by wire transfer of immediately available funds to an account designated by LPT, in an amount equal to the portion of the Estimated Transaction Expenses that are Compensation-Related Transaction Expenses, for payment to the payees thereof net of applicable withholding;

(G) to the Sellers, cash by wire transfer of immediately available funds to an account or accounts designated by the Sellers, in an amount set forth on the Payment Allocation Schedule across from such Seller’s name;

(H) to LPT (for the benefit of the LPT Optionholders), cash by wire transfer of immediately available funds to an account designated by LPT, in an amount set forth on the Payment Allocation Schedule across from each LPT Optionholder’s name, for payment to the LPT Optionholders net of applicable withholding;

(I) (i) a copy of the resolutions and/or written consents by which all actions on the part of the Buyer necessary to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby were taken, certified by the Secretary or an authorized officer of the Buyer; (ii) an incumbency certificate signed by an officer or officers of the Buyer certifying the signature and office of each officer executing this Agreement, the Ancillary Agreements or any other agreement, certificate or other instrument executed pursuant hereto or thereto; (iii) a copy of the Buyer’s Organizational Documents that are filed with any Governmental Authority, certified by the applicable Governmental Authority as of a date which is no more than ten (10) Business Days before the Closing Date; (iv) a copy of the Buyer’s other Organizational Documents, certified by the Secretary or an authorized officer of the Buyer; and (v) a good standing certificate for the Buyer, issued as of a date which is no more than ten (10) Business Days before the Closing Date, by the applicable Governmental Authority in the Buyer’s state of formation; and

(J) such other certificates, documents and/or instruments as the Seller Representative may reasonably request.

2.6 Escrow Payments.

(a) Subject to the terms of this Agreement and the Escrow Agreement, the Escrow Funds shall be paid to the Non-Investor Common Stockholders in two (2) equal installments of One Million Dollars ($1,000,000) (each such payment, a “Escrow Payment”) pursuant to disbursements from the Escrow Account as follows: (i) the first Escrow Payment shall be made with ten (10) Business Days following the one (1) year anniversary of the Closing Date; and (ii) the second Escrow Payment shall be made within ten (10) Business Day following the two (2) year anniversary of the Closing Date.

(b) Notwithstanding the terms of Section 2.6(a) or any other term or provision of this Agreement, the Sellers hereby acknowledge and agree that Buyer shall be entitled pursuant to the Escrow Agreement to direct the Escrow Agent to withhold from the Escrow Payments the sum of all amounts (“Reserve Amounts”) asserted by any Buyer Party in respect of (i) any claim for indemnification for Buyer Indemnifiable Losses pursuant to the terms of Section 6, , and (ii) any Liability for Taxes pursuant to the terms of Section 5.3(a), in each case, for which Buyer’s claim to such amount remains outstanding and unresolved as of the applicable date for disbursement of an Escrow Payment and irrespective of the allocation of liability for such claim among the Sellers pursuant to any other provision of this Agreement (each, a “Pending Claim”). If the Sellers are entitled to receive an Escrow Payment (or portion thereof), Buyer and Seller Representative shall deliver joint directions to the Escrow Agent to disburse such portion of the Escrow Payment (net of any Reserve Amounts withheld in respect of Pending Claims) to the Non-Investor Common Stockholders. If the Buyer is entitled to receive a portion of the Escrow Funds, Buyer and Seller Representative shall deliver joint directions to the Escrow Agent to disburse such portion of the Escrow Funds to Buyer. To the extent that, pursuant to the terms of this Agreement, Sellers other than the Non-Investor Common Stockholders are liable hereunder for a portion of any claims asserted by a Buyer Party that are satisfied from the Escrow Funds, the Non-Investor Common Stockholders shall have a right of contribution against such other Sellers for such amount.

(c) The parties hereby acknowledge and agree that in the event that any portion of the Escrow Funds is disbursed to Buyer following the final resolution of the Pending Claims and is not paid to Common Stockholders pursuant to Section 2.6, then the Purchase Price shall be deemed to have been reduced by the portion of the Escrow Funds which is disbursed to the Buyer.

(d) All Escrow Payments to the Non-Investor Common Stockholders shall be allocated among the Non-Investor Common Stockholders in accordance with their respective Common Stock Post-Closing Payment Pro Rata Portions.

3.        REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Sellers. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer, on a several (and not joint and several) basis, that all of the statements contained in this Section 3.1 are correct and complete as of the Closing Date, except as set forth in Section 3.1 of the disclosure schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.1.

(a) Securities. The Seller is the record owner of the LPT Equity Securities set forth across from his, her or its name in Section 3.1(a) of the Disclosure Schedule. The Seller has good and marketable title to the LPT Equity Securities that are to be sold by such Seller pursuant to this Agreement, free and clear of any and all Liens, options or similar rights of any nature.

(b) Authorization of Transaction. The Seller has the full right, capacity, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments relating hereto (the “Ancillary Agreements”) entered into by such Seller, and to perform the Seller’s obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements, as applicable, to which the Seller is a party have been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the other Parties hereto or thereto, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

(c) Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict in any way with any applicable Law to which the Seller is subject. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Lien on the Seller’s assets pursuant to the provisions of, any Contract or Permit. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of the Seller pursuant to the terms of, any Contract to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets are subject. The Seller is not required to not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on the Seller’s assets pursuant to the provisions of, any Contract or Permit.

(d) No Injunctions. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Authority which would prevent the execution or delivery of this Agreement or the Ancillary Agreements by such Seller, or the sale or cancellation of the LPT Equity Securities or LPT Options pursuant hereto.

(e) Brokers’ Fees. The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.2 Representations and Warranties Concerning LPT. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers hereby represents and warrants to Buyer, on a joint and several basis, that all of the statements contained in this Section 3.2 are correct and complete as of the Closing Date, except as set forth in Section 3.2 of the Disclosure Schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein; provided that the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 3.2 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is also applicable to any other sections and subsections. The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.2.

(a) Organization, Qualification and Authority. LPT (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and (iii) is in good standing and is duly qualified to conduct business as a foreign corporation under the Laws of the jurisdictions listed on Section 3.2(a) of the Disclosure Schedule, which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and correct copies of LPT’s Organizational Documents, in each case as amended to date, have been delivered to Buyer. Section 3.2(a) of the Disclosure Schedule sets forth a correct and complete list of the officers and directors of LPT.

(b) Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by LPT and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on LPT’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and each of the Ancillary Agreements, as applicable, to which LPT is a party have been duly executed and delivered by LPT and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitute legal, valid and binding obligations of LPT, enforceable against LPT in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

(c) Noncontravention. Except as disclosed in Section 3.2(c) of the Disclosure Schedules, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict in any way with any applicable Law to which LPT is subject or any provision of the Organizational Documents of LPT, or result in the creation of any Lien upon any assets of LPT pursuant to the terms thereof. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, LPT is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of LPT pursuant to the terms of, any Contract to which LPT is a party or by which LPT is bound or to which any of its assets are subject. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, LPT is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on LPT’s assets pursuant to the provisions of, any Contract or Permit.

(d) Capitalization.

(i) Section 3.2(d) of the Disclosure Schedule sets forth (A) the number of authorized Equity Securities of LPT, and (B) the number of issued and outstanding Equity Securities of LPT, and the holders of such Equity Securities. All offerings, sales and issuances by LPT of any Equity Securities have been properly conducted in full compliance with, in accordance with or in reliance upon exemptions from all applicable foreign Federal and state securities Laws and all applicable state corporation Laws. Except as set forth in Section 3.2(d) of the Disclosure Schedule, all of the LPT Equity Securities have been duly authorized, validly issued, fully paid, and nonassessable, and are not subject to any preemptive rights. Except as disclosed in Section 3.2(d) of the Disclosure Schedule, there are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which LPT is a party or which are binding upon LPT providing for the issuance, disposition, or acquisition of any of the Equity Securities of LPT. All warrants previously issued by LPT have expired or have been exercised. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to LPT, and except as disclosed in Section 3.2(d) of the Disclosure Schedule, there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any Equity Securities of LPT. Except as disclosed in Section 3.2(d) of the Disclosure Schedule, there are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the Equity Securities of LPT. As of the Closing, LPT has not declared any dividend or distribution on any of its Equity Securities which has not been paid in full, and except as disclosed in Section 3.2(d) of the Disclosure Schedule, LPT is not obligated to pay any dividend or distribution to any of the LPT Equityholders.

(ii) As of immediately prior to the Closing, (A) the LPT Equityholders set forth on the Payment Allocation Schedule are the record holders of all of the outstanding LPT Stock and LPT Options in the respective amounts set forth in the Payment Allocation Schedule, (B) the certificate numbers set forth in the Payment Allocation Schedule are accurate and complete, (C) the Payment Allocation Schedule accurately states the portion of the Estimated Payment payable to each such LPT Equityholder on the Closing Date, and (D) the Payment Allocation Schedule accurately states, for each Seller, the calculations of such Seller’s Common Stock Post-Closing Payment Pro Rata Portion, and Adjusted Pro Rata Portion (as applicable). As of the Closing, each outstanding LPT Option, whether vested or unvested, shall be terminated pursuant to the Option Cancellation Agreements without the requirement for any further action by LPT, the LPT Equityholders or any other Person, and each LPT Optionholder shall cease to have any rights with respect thereto, except as expressly set forth in the Option Cancellation Agreements.

(e) Subsidiaries. LPT does not own or hold the right to acquire any stock, membership interest, partnership interest, joint venture interest or other Equity Securities in any other Person.

(f) Financial Statements; Books and Records.

(i) Attached hereto as Section 3.2(f) of the Disclosure Schedule are correct and complete copies of: (A) the audited balance sheet of LPT as at December 31, 2015 (the “Most Recent Fiscal Year End”) (such balance sheet, the “Latest Annual Balance Sheet”) and at December 31, 2014, and the related audited statements of income, stockholders’ equity and cash flow of LPT for the fiscal years ended December 31, 2015 and December 31, 2014 (collectively, the “Audited Financial Statements”); and (B) the unaudited management prepared balance sheet of LPT as at June 30, 2016, (the “Latest Balance Sheet Date”) (such balance sheet, the “Latest Balance Sheet”) and the related unaudited management prepared statements of income, stockholders’ equity and cash flow of LPT for the six (6) month fiscal period then ended (collectively, the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements are herein sometimes collectively referred to as the “Financial Statements.” Each of the Financial Statements was prepared on the basis of and in accordance with the books and records of LPT kept in the Ordinary Course of Business (which books and records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of LPT as of its respective date, and the results of operations and cash flows of LPT for the periods related thereto, in each case in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Annual Balance Sheet, except in the case of the Interim Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which would be material, individually or in the aggregate.

(ii) The books and records of LPT are and have been properly prepared and maintained and accurately reflect all contracts and transactions to which LPT is or was a party or by which LPT or any of its businesses or assets are or were affected. The minute books of LPT correctly reflects all resolutions adopted and all other material actions taken at all meetings or through written consents of the governing bodies (including committees thereof) and the equityholders of LPT. All title deeds relating to the assets of LPT, and executed copies of all written agreements in effect as of the Closing Date to which LPT is a party which are related in any manner to the Business (including a copy of every note, lien, charge, mortgage, or other instrument evidencing or creating any Lien over any property of LPT in effect as of the Closing Date) are in the possession of LPT.

(g) Recent Events. Since the Most Recent Fiscal Year End, LPT has not, other than as set forth in Section 3.2(g) of the Disclosure Schedule:

(i) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii) accelerated, terminated, modified, canceled or committed any breach of any Contract (or series of related Contracts) either involving more than $50,000 or otherwise outside the Ordinary Course of Business;

(iii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(iv) experienced any damage, destruction, or loss to its property in excess of $50,000 in the aggregate (whether or not covered by insurance);

(v) created or suffered to exist any Lien upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liability in excess of $50,000;

(vi) issued, sold, or otherwise disposed of any Equity Securities;

(vii) declared, set aside, or paid any dividend or distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any Equity Securities;

(viii) entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any manager, officer, director, equityholder or other insider or Affiliate of LPT (other than salaries and employee benefits in the Ordinary Course of Business);

(ix) made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business or involving an expenditure in excess of $50,000;

(x) entered into, amended or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to Buyer) any Plan, or announced or otherwise committed to any such entry, amendment or modification;

(xi) entered into any employment agreement or collective bargaining agreement, made any general wage or salary increase or granted any increase in excess of $10,000 in the salary of any employee of LPT or paid or committed to pay any bonus to any officer or employee, or announced or otherwise committed to any such entry, increase or payment;

(xii) changed the manner in which the Business has been conducted, including collection of accounts receivable, purchases of raw materials and other Inventory or payment of accounts payable;

(xiii) changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;

(xiv) changed the relationship with any customer or supplier which might reasonably be expected to result in a Material Adverse Effect; or

(xv) committed (orally or in writing) to any of the foregoing.

(h) Indebtedness; Undisclosed Liabilities.

(i) Set forth in Section 3.2(h) of the Disclosure Schedule is a true and complete list of (A) all Contracts relating to Indebtedness to which LPT is a party or guarantor, and (B) in each case, the amounts outstanding in respect of such Indebtedness as of the Closing Date.

(ii) LPT does not have any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), and to LPT’s Knowledge, there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against LPT giving rise to any such Liabilities, except for: (A) Liabilities set forth on the Latest Balance Sheet; (B) Liabilities in an amount less than $50,000 which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand); and (C) Liabilities under Material Contracts (as defined below) (in each case, none of which is a Liability resulting from breach of such Material Contract).

(i) Tax Matters.

(i) LPT has timely filed, or has timely filed for extensions to file, all income and other material Tax Returns required to be filed thereby through the Closing Date. Such Tax Returns are true, correct and complete in all respects and LPT has timely paid and discharged all Taxes owed by or with respect to LPT (whether or not shown as due on such Tax Returns). LPT has withheld, collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected. Except as set forth in Section 3.2(i) of the Disclosure Schedule, LPT is not currently the beneficiary of any extension of time within which to file any Tax Return.

(ii) LPT’s Liability for unpaid Taxes, whether to any Governmental Authority or to another Person (such as under a Tax sharing agreement), (A) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Latest Balance Sheet and (B) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of LPT in filing its Tax Returns.

(iii) LPT has previously provided to Buyer correct copies of all federal, state, local, and foreign Tax Returns filed with respect to LPT for all taxable periods ended for which the applicable statute of limitations has not yet closed. None of such Tax Returns have been audited, and to the Knowledge of LPT, none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by LPT for such taxable periods. LPT has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(iv) LPT is not and has not in the past 7 years been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal Income Tax Return, nor does LPT have any liability for the Taxes of any Person (other than LPT) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by Contract or otherwise.

(v) To LPT’s Knowledge, no action, suit, proceeding or audit is pending against or with respect to LPT regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to LPT regarding Taxes.

(vi) LPT is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and LPT does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(vii) No claim has ever been made by a Taxing Authority in a jurisdiction where LPT does not file Tax Returns that LPT is or may be subject to taxation by such jurisdiction.

(viii) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of LPT.

(ix) LPT will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) except as set forth on Section 3.2(i)(ix) of the Disclosure Schedule, use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (D) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (E) installment sale made prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; or (G) election under Code Section 108(i).

(x) LPT has not distributed Equity Securities of another Person, or has had its Equity Securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xi) LPT has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii) LPT is not and has never been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(xiii) LPT is not a party to any Contract or Plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. tax law).

(j) Title and Condition of Properties.

(i) Leased Real Property. Section 3.2(j)(i) of the Disclosure Schedule sets forth a brief description of all leasehold or subleasehold estates and other rights to hold, use, possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by LPT (the “Leased Real Property”), and all Leases relating thereto. Except as set forth in Section 3.2(j)(i) of the Disclosure Schedule, other than the Leased Real Property, LPT has never leased any real property for manufacturing or other operational purposes. Except as set forth in Section 3.2(j)(i) of the Disclosure Schedule: (A) all Leases relating to the Leased Real Property are legal, valid, binding and enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party and the application of any bankruptcy or creditor’s rights Laws; (B) the transactions contemplated by this Agreement do not require the consent to assignment of any other party to any of the Leases, will not result in a breach or default under any of the Leases, and will not otherwise cause any of the Leases to cease to be enforceable and in full force and effect on identical terms following the Closing; (C) LPT is not and, to the Knowledge of LPT, no other party is in breach or default under any such Lease; (D) such Lease has not been assigned by LPT (or to the Knowledge of LPT, other than collaterally, by the landlord thereunder), supplemented, or amended except as set forth in Section 3.2(j)(i) of the Disclosure Schedule; (E) LPT has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (F) (x) to LPT’s Knowledge, the current uses of and existing structures located on the Leased Real Property are in material compliance with all applicable zoning and other land use or occupancy requirements, and any covenants, conditions or agreements affecting the Leased Real Property, and (y) LPT, to the extent required by any applicable Laws, is in possession of all material certificates of occupancy with respect to the Leased Real Property issued by the appropriate Governmental

Authorities; (G) no construction, alteration, or other leasehold improvement work with respect to such Lease remains to be paid for or performed by any party to such Lease except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including without limitation with respect to casualty damage; (H) the improvements located on the Leased Real Property are in good condition and to LPT’s Knowledge are structurally sound, and all mechanical and other systems located therein are in an operating condition good for the use to which the same are put by LPT in the current operation of the Business, subject to normal wear, and to LPT’s Knowledge no condition exists requiring material repairs, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred; and (I) LPT has all necessary access to and from the Leased Real Property as is reasonably adequate for the current operation thereof. LPT holds, subject to the terms and conditions of the Leases described on Section 3.2(j)(i) of the Disclosure Schedule, good leasehold title to, and actual and exclusive possession of, the Leased Real Property, free and clear of Liens other than Permitted Liens. LPT has delivered or made available to Buyer complete and accurate copies of each of the Leases for the Leased Real Property, and none of the Leases have been modified in any material respect or extended, except to the extent that such modifications or extensions are disclosed by the copies delivered or made available to Buyer.

(ii) Owned Real Property. LPT does not own, and has never owned, any real property.

(iii) Title to Assets. LPT owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the personal property and assets reflected on the Latest Balance Sheet or acquired by any of them after the Latest Balance Sheet Date, except for (A) assets which have been sold to customers since the Latest Balance Sheet Date in the Ordinary Course of Business, (B) Liens securing Liabilities reflected on the Latest Balance Sheet (all of which will be released at Closing), (C) Liens for current Taxes not yet due and payable, and (D) Permitted Liens.

(iv) Inventories. All Inventory of LPT consists of items of a quantity and quality useable and/or saleable in the Ordinary Course of Business, except for items of obsolete material and materials below standard quality, all of which have been written down on the Latest Balance Sheet to estimated realizable market value and which items, prior to being written down, did not (and do not now) constitute a material portion of the Inventory either in quantity or value and all such write downs did not materially and adversely affect the financial condition or earnings of LPT. All Inventory (other than Inventory in transit) is located at a Leased Real Property location. All of the Inventory is of such quality as to be compliant in all material respects with the current quality control standards of LPT. None of the Inventory is adulterated, contaminated or misbranded in any respect.

(v) Condition and Sufficiency of Assets. All of LPT’s equipment, molds, tooling and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the

Ordinary Course of Business and have been properly maintained and serviced. The personal property and assets shown on the Latest Balance Sheet or acquired after the Most Recent Fiscal Year End, the lease rights under the leases of personal property and the Intellectual Property owned or used by LPT under valid license, constitute all the assets and services used by LPT in operating its business as it is currently operated by LPT, and all such assets are located at the Leased Real Property locations. Except as set forth in Section 3.2(j)(v) of the Disclosure Schedule, neither the Sellers nor any other employees and officers, directors or independent contractors of LPT nor its Affiliates owns any rights in any assets, tangible or intangible, which are reasonably required for the operation of the Business.

(k) Intellectual Property.

(i) Section 3.2(k)(i) of the Disclosure Schedule sets forth a list of all (A) trademark and service mark registrations and pending registration applications, and Internet domain name registrations, (B) patents and pending patent applications, and (C) copyright registrations and pending registration applications, in each case, which are LPT-Owned Intellectual Property (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for. All renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid, and therefore to LPT’s Knowledge all such registrations are valid and enforceable.

(ii) The rights of LPT in and to each item of the LPT-Owned Intellectual Property are exclusively owned by LPT. Except to the extent provided in the Licenses-In identified in Section 3.2(k)(ii) of the Disclosure Schedule, all of LPT’s rights in and to the LPT Intellectual Property are freely assignable, transferable, or licensable in LPT’s own name, including the right to create derivatives, modifications and improvements without any restrictions or obligations to make payment to any third party, and LPT is not under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of any of the LPT Intellectual Property. No LPT-Owned Intellectual Property was developed, created, or modified with any funding from any Governmental Authority or any academic institution.

(iii) No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by LPT exists or has occurred under any material License-In or other agreement pursuant to which LPT uses or has rights to the LPT Intellectual Property, LPT is not in receipt of any communication regarding the same, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a payment due any party or forfeiture under, or constitute a Basis for termination of, any such License-In or other agreement or other rights to any LPT Intellectual Property.

(iv) LPT owns or has the right to use all LPT Intellectual Property, and the LPT Intellectual Property is all of the Intellectual Property used to provide, sell and/or license the products and services currently provided, sold and licensed by LPT and presently contemplated by LPT to be provided, sold and licensed by LPT, and to otherwise conduct the Business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of LPT to use or sublicense any Intellectual Property owned by others.

(v) As of the Closing Date, LPT’s rights to the LPT Intellectual Property have not lapsed, expired or been abandoned, except LPT Intellectual Property no longer used in any manner by LPT in the Business as presently conducted. LPT has performed, or will perform, any and all obligations as may be required to establish, maintain and perfect its rights to the LPT Intellectual Property which obligations come due within ninety (90) days after the Closing Date, including submission of the necessary filing fees, renewals and the like.

(vi) None of the LPT-Owned Intellectual Property has been adjudged invalid, not subsisting or unenforceable in whole or in part. No proceeding by any third party contesting the validity, enforceability, use, ownership or other rights related to any of the LPT-Owned Intellectual Property is currently outstanding or pending or, to LPT’s Knowledge, is threatened.

(vii) To LPT’s Knowledge, there is no Basis for any claim against LPT asserting any infringement, misappropriation, interference with, or conflict or asserting unfair competition or violation of trade practices under the Laws of any jurisdiction, or that LPT does not have the exclusive, legal right to own, enforce, sell, encumber, license, sublicense, lease or otherwise use or transfer any LPT-Owned Intellectual Property, process, product or service; nor has any third party notified LPT of any claim asserting any of the foregoing. Except as set forth on Section 3.2(k)(vii) of the Disclosure Schedule, within the three (3) year period prior to the Closing, LPT has not sent or otherwise communicated to any other Person any claim of, and to LPT’s Knowledge there are not any, present, impending or threatened infringement, misappropriation, interference with, or conflict by any other Person of any LPT-Owned Intellectual Property, or assertion of unfair competition or violation of trade practices under the Laws of any jurisdiction by any other Person related to LPT.

(viii) LPT has taken all reasonably necessary action and has appropriate policies and internal procedures (as reasonably necessary and/or as required by applicable Law) to maintain and protect all of the LPT-Owned Intellectual Property, including the personal information of any third parties. LPT has not made any Confidential Information included within the LPT-Owned Intellectual Property available to any Person except pursuant to written confidentiality agreements. To LPT’s Knowledge, no employee or independent contractor of LPT has performed, or is performing services for LPT, in violation of any term of any employment, invention/work product disclosure or assignment, confidentiality, non-competition agreement, or other restrictive covenant or any order, decree, judgment, or the like. LPT owns and possesses the entire right, title and interest in and to (including the right to seek future and unrecovered past damages with respect to third party infringement and to make derivative works, improvements and modifications without future payments) all LPT-Owned Intellectual Property.

(ix) To LPT’s Knowledge, no former or current employee or independent contractor of LPT has asserted any claim or right to any of the LPT-Owned Intellectual Property; and to the Knowledge of LPT, LPT has not hired or engaged any former or current employee or independent contractor of LPT that would cause any third party to allege any violation of such third party’s proprietary rights, and no third party has made any charge or claim, and to the Knowledge of LPT, threatened claim or any suit or action asserting the foregoing. Each current and former employee, consultant and independent contractor of LPT that has participated in or been involved in the development of any LPT-Owned Intellectual Property has entered into a valid and enforceable written agreement with LPT assigning all LPT-Owned Intellectual Property created, developed, modified or enhanced by such Person to LPT and prohibiting such Person from using or disclosing the LPT-Owned Intellectual Property in any manner, and all such agreements have been provided to Buyer.

(x) Section 3.2(k)(x) of the Disclosure Schedule identifies each Person to whom LPT has licensed, leased or otherwise transferred or granted any interest or rights to any LPT-Owned Intellectual Property, and the date and all other material provisions of each such license, lease or other transfer or grant.

(xi) The computer systems, including software, presently used by LPT in the conduct of the Business (collectively, the “Business Systems”) are sufficient for the needs of the Business. LPT maintains commercially reasonable data recovery, security, disaster recovery, and business continuity plans, procedures and facilities. In the last twelve (12) months, and to LPT’s Knowledge, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(l) Contracts. Section 3.2(l) of the Disclosure Schedule lists each of the following Contracts to which LPT is a party (collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts) for the lease of personal property from or to third parties with annual payments exceeding $50,000 or with a term exceeding one year;

(ii) any Contract concerning a partnership, distributorship, agency, marketing agreement or joint venture;

(iii) any Contract (or group of related Contracts) under which LPT has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness, or (B) imposed (or may impose) a Lien on any of such entity’s assets, tangible or intangible;

(iv) all Contracts under which the work by LPT is not yet complete, or under which LPT otherwise has ongoing obligations;

(v) any Contract with any Affiliates of LPT, the Sellers, or any of their respective Affiliates or any of their respective managers, directors or officers;

(vi) any collective bargaining agreement, labor contract, or other agreement or understanding with any labor organization or labor union;

(vii) any agreement with any officer, manager, individual employee, consultant, independent contractor or other Person that (A) describes any terms or conditions of employment or engagement of such Person, including but not limited to any employment agreement, retention agreement, severance agreement, compensation agreement, change of control agreement, consulting agreement, and independent contractor agreement, (B) imposes upon any officer, manager, individual employee, consultant, independent contractor or other Person any obligation with respect to the assignment of inventions or the nondisclosure or confidentiality of proprietary or confidential information or trade secrets, or (C) restricts the activities of any officer, manager, individual employee, consultant, independent contractor or other Person during or after his or her employment or engagement by LPT, including any agreement that restricts any such Person’s ability to compete with any Person, provide services to any Person, solicit any Person’s employees, or solicit any Person’s actual or prospective customers, suppliers, or vendors;

(viii) any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business, or any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

(ix) any Contract or group of related Contracts with the same party (or group of related parties) either (A) requiring payments after the date hereof to or by LPT of more than $50,000 or (B) not terminable by LPT on sixty (60) days or less notice;

(x) any Contract, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement involving LPT;

(xi) any other Contract or group of related Contracts not entered into in the Ordinary Course of Business or the breach, default or termination of which would have a Material Adverse Effect;

(xii) any Contract to which LPT is a party which is capable of being terminated by the other party upon the occurrence of a transaction of the nature contemplated by this Agreement;

(xiii) any Contract that restricts the right of LPT to engage in any line of business or compete with any Person or otherwise to freely engage in operations anywhere in the world (including any Contract providing for non-solicitation or employees or other business relations, providing for exclusivity or requirements supply terms or for “most favored nation” pricing or other terms),

(xiv) any Contract regarding confidentiality or nondisclosure;

(xv) any Contract related to Intellectual Property (other than licenses of generally available, non-customized computer software granted to LPT with a total replacement cost of less than $50,000);

(xvi) any Contract with any (A) Governmental Authority (other than Contracts with Governmental Authorities which LPT is prohibited from disclosing under applicable Law (“Confidential Governmental Contracts”)), or (B) Top Customer or Top Supplier (as such terms are defined below); or

(xvii) any Contract which cannot readily be fulfilled or performed by LPT on time without penalty without excessive or unusual expenditure of money, effort or personnel;

(xviii) any Contract requiring indemnification of another Person;

(xix) any Contract which is of a loss-making nature (that is, likely to result in a loss to LPT) on completion of performance ascertained by reference to gross margin (being sales less attributable labor, materials and overheads in accordance with GAAP); and

(xx) any Contract whereby LPT is obligated to pay royalties or license fees to another Person; and

(xxi) any other Contract that is material to the Business.

LPT is prohibited under applicable Law from disclosing the Confidential Governmental Contracts. The Material Contracts also include all Confidential Governmental Contracts, which Buyer acknowledges are not scheduled in Section 3.2(l) of the Disclosure Schedule based on the foregoing representation and warranty to Buyer that LPT is prohibited from disclosing such Contracts to Buyer under applicable Law. LPT has delivered or otherwise made available to Buyer a correct and complete copy of each written Material Contract (including all amendments thereto) other than the Confidential Governmental Contracts. With respect to each written Material Contract (including the Confidential Governmental Contracts): (A) the Material Contract is legal, valid, binding, enforceable, and in full force and effect, subject to the application of any bankruptcy or creditor’s rights Laws; (B) the Material Contract will continue to be legal, valid, binding, and enforceable and in full force and effect against LPT (and, to the Knowledge of LPT, the other parties thereto) on identical terms immediately after the Closing Date; (C) neither LPT nor, to the Knowledge of LPT, any other party to the Material Contract, is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contract; and (D) to the Knowledge of LPT, no party has repudiated any provision of any such Material Contract. Section 3.2(l) of the Disclosure Schedule sets forth a description of all of the material terms of each oral Contract which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this Section 3.2(l), and all such oral Contracts shall be deemed to be included in Material Contracts. Correct and complete copies of the general forms of purchase or (for goods and services) sale used by LPT have been delivered to Buyer, along with a description of any variances therefrom or modifications thereto.

(m) Notes and Accounts Receivable. All notes and accounts receivable of LPT are reflected properly on LPT’s books and records. Such receivables are valid receivables, and subject to no set offs or counterclaims, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet, as adjusted for operations and transactions in accordance with the past custom and practice of LPT. Since the Most Recent Fiscal Year End, there has not been a material change in the aggregate amount of the accounts receivable of LPT, or the aging thereof.

(n) Bank Accounts; Powers of Attorney. Section 3.2(n) of the Disclosure Schedule sets forth a list of all of LPT’s bank accounts, safe deposit boxes and lock boxes (including account numbers and lists of authorized signatories). There are no outstanding powers of attorney executed by or on behalf of LPT except as set forth in Section 3.2(n) of the Disclosure Schedule.

(o) Litigation. Section 3.2(o) of the Disclosure Schedule sets forth each instance in which LPT: (i) is (or within the past three (3) years has been) subject to any judgment, order, decree, stipulation, injunction or charge; or (ii) is (or within the past three (3) years has been) a party to or, to the Knowledge of LPT, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.2(o) of the Disclosure Schedule could reasonably be expected to result in material Liability for LPT. To LPT’s Knowledge, there exists no Basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against LPT.

(p) Employees; Employment Matters.

(i) No group of employees or key employee has informed LPT, any of the Sellers or any officer or director of LPT of any plans to terminate his, her or their employment with LPT generally or as a result of the transactions contemplated hereby. Except as set forth on Section 3.2(p)(i) of the Disclosure Schedule, LPT is not party to or bound by any collective bargaining agreement, labor contract, or other oral or written agreement or understanding with a labor organization or labor union. Except as set forth on Section 3.2(p)(i) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, with respect to LPT: (A) there has not been (and to the Knowledge of LPT, is not now threatened) any strike, lockout, picketing, handbilling, primary or secondary boycott, work stoppage or slowdown, labor dispute, or similar labor activity, involving LPT; (B) no employees of LPT have been represented by a labor union or labor organization with respect to their employment by LPT; (C) LPT has not been a party to or negotiated any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any labor union or labor organization; (D) no labor organization, labor union, or employee of LPT has attempted to organize any employees of LPT, made a demand for voluntary recognition, presented LPT with any petitions or authorization cards seeking to have a labor organization or labor union represent any group of employees, filed any representation petition with the National Labor Relations Board, or given LPT notice of any election of a collective bargaining representative (nor, to the Knowledge of LPT, has any of these actions been threatened); (E) LPT has not authorized any employer or multiemployer association or organization to represent LPT in collective bargaining with any labor organization or labor union; (F) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement has been filed against LPT, nor, to the Knowledge of LPT, is any now threatened; (G) no claim has been filed with any Governmental Authority alleging that LPT has violated any Law related to employment or termination of employment, employment policies or practices, terms and conditions of employment, compensation, labor or employee relations, equal employment opportunity, and fair employment practices, whistle-blowing, retaliation, or employee safety or health (“Employment Laws”) nor, to the Knowledge of LPT, is any now threatened, and LPT has no Knowledge of any Basis for any such claim; and (H) LPT has not received any written notice that any Governmental Authority responsible for the enforcement of any Employment Law sought or intended to conduct any inspection, investigation, audit, or compliance review pertaining to any employees of LPT.

(ii) Section 3.2(p)(ii) of the Disclosure Schedule sets forth the following: a true, complete and accurate list of each current employee or consultant of LPT, his or her date(s) of hire or engagement by LPT, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, immigration status, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Except as disclosed on Section 3.2(p)(ii) of the Disclosure Schedule, LPT does not have any unsatisfied Liability to any previously terminated employee or independent contractor. LPT has disclosed to Buyer all of its written employee handbooks, policies, programs and arrangements, and have provided Buyer with a written summary of all of its oral employee handbooks, policies, programs and arrangements.

(iii) Except as set forth on Section 3.2(p)(iii) of the Disclosure Schedule, (A) all Persons employed by LPT are employees at will or otherwise employed such that LPT may lawfully terminate their employment at any time, with or without cause, (B) to LPT’s Knowledge, no employee of LPT has or would have any Basis for a cause of action against LPT arising from the termination of such employee, and (C) such termination (if conducted in accordance with applicable Law) will not give rise to any Liability of LPT.

(iv) Except as set forth on Section 3.2(p)(iv) of the Disclosure Schedule, LPT has complied in material respects with all applicable Employment Laws, including but not limited to any provisions thereof relating to wages, hours, withholding, immigration, termination pay, vacation pay, fringe benefits, pension plans, collective bargaining and the Plans and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and LPT is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, LPT has not incurred a violation of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable state insurance continuation Law. No material COBRA or other state insurance continuation Law violation relating to benefits continuation exists with respect to any employees of LPT prior to and including the Closing Date, nor will any such violation occur as a result of the transactions contemplated hereby. LPT has not previously incurred Liability, penalty or other charge under the Workers Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., or any comparable state or local Law.

(v) Each Person whom LPT currently retains as a consultant or previously retained as a consultant qualifies, or at all times while performing services for LPT qualified, as an independent contractor and not as an employee of LPT under the Code or applicable Law. LPT does not have any Liability, whether absolute or contingent, including any obligations under any Plans, with respect to any misclassification of an individual performing services to LPT as an independent contractor or consultant rather than as an employee. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause LPT to be in breach of any agreement with any employee, contractor or consultant or cause LPT or any of its Affiliates to be liable to pay any severance or other amount to any employee, contractor or consultant of LPT.

(vi) LPT has not incurred, and to the Knowledge of LPT, no circumstances exist under which LPT could incur, any Liability for the misclassification of employees as consultants or independent contractors or for the hiring of illegal aliens. LPT has not been the subject of an immigration compliance or employment visit from, nor have LPT been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service) or any comparable foreign Governmental Authority.

(vii) Section 3.2(p)(vii) of the Disclosure Schedule lists each employee of LPT whose employment with LPT terminated within the ninety (90) calendar days ending on the Closing Date, including each such employee’s name, job title, work location, date of termination, and type of termination (involuntary termination, voluntary termination, layoff, or reduction in work hours).

(q) Employee Benefit Plans. Except as set forth in Section 3.2(q) of the Disclosure Schedule: (i) neither LPT nor any ERISA Affiliate maintains, contributes to, or has any Liability (whether direct or indirect) with respect to any past or present Plans; (ii) each Plan and its underlying trust have been maintained and administered is, in terms and operation, in compliance in all material respects with the Plan documents and all applicable Laws; (iii) there are no pending, or to the Knowledge of LPT, threatened or unresolved private or governmental actions, claims or proceedings with respect to any Plan (other than routine, uncontested for benefits) and no facts or circumstances exist which could reasonably be expected to give rise to any such actions or proceedings; (iv) no Plan has any unfunded liabilities; (v) all contributions, premiums and other payments required to be made by LPT or any ERISA Affiliate to or under the Plans have been made timely and all such contributions, premiums and other payments not yet due have been properly accrued on the books of LPT and in accordance with LPT’s usual accounting practice; (vi) there have been no prohibited transactions or breaches of fiduciary duty with respect to any Plan for which any Liability, correction or reporting obligation remains outstanding; (vii) none of the Plans provide or promise welfare benefits to any retirees or other former employees other than to the extent required by COBRA or similar state insurance laws; (viii) all of the Plans which are intended to be tax-qualified have received current favorable determination or opinion letters from the Internal Revenue Service, as applicable, or a timely application for such letter is pending or such Plan is entitled to rely on a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such letter that would prevent such Plan from remaining so qualified; (ix) timely notice was provided to the Department of Labor of the existence of all Plans which are or were intended to be ERISA-exempt top hat plans in accordance with applicable ERISA Regulations; and (x) none of the Plans are multiple employer plans or multiple employer welfare benefit arrangements. Neither LPT nor any ERISA Affiliate currently maintains, sponsors, administers, contributes to or is required to contribute to, or has ever maintained, administered, contributed to or been required to contribute to, or with regard to which LPT or any ERISA Affiliate may otherwise incur any Liability, any: (i) “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, or (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA. Copies of all current Plan documents have been provided to the Buyer or made reasonably available to the Buyer prior to the Closing, along with current summary plan descriptions and the most recent Form 5500, including all schedules and attachments, for the past three (3) complete plan years for each of the Plans, where applicable. All Plans subject to Section 409A of the Code are in documentary and operational compliance with the requirements of Section 409A and its underlying regulations and guidance and have been in such compliance since the earlier of December 31, 2010 or the establishment of such Plan. Neither LPT nor any ERISA Affiliate has any benefit obligations (or tax reimbursement obligations with respect to Section 280G or Section 409A of the Code) not expressed in the terms of the Plans. This transaction will not trigger any funding, vesting, benefit increase, benefit payment or benefit acceleration rights or obligations (including any such rights or obligations which are contingent upon the occurrence of another event (including any excess parachute payments under Code Section 280G)).

(r) Licenses, Permits and Approvals. Section 3.2(r) of the Disclosure Schedule lists all material domestic and foreign governmental, regulatory and industry licenses, permits, certifications and approvals necessary to or used in the Business as presently conducted (the “Permits”). All such Permits are in full force and effect. There are no material violations by LPT of, or any claims or proceedings, pending or (to LPT’s Knowledge) threatened, challenging the validity of or seeking to discontinue, any such Permits.

(s) Unlawful Payments. No payments of either cash or other consideration have been made to any Person by LPT or the Sellers or on behalf of LPT or Sellers by any agent, employee, officer, manager, director, or equityholder of LPT or any other Person, that were unlawful under the Laws of the United States or any state or any other foreign or municipal Governmental Authority.

(t) Compliance with Laws.

(i) LPT and its facilities are in compliance in material respects with and have not in the past violated any applicable Law, and no notice of any claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by LPT, or filed, or to the Knowledge of LPT commenced or threatened against LPT alleging any such violation. LPT is not subject (or has, within the three (3) year period prior to the Closing Date, been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, in each case relating to the products or services provided by LPT by any Governmental Authority.

(ii) During the preceding five (5) years, LPT has been and continues to be in compliance with all applicable U.S. Export Controls, including, without limitation, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130 (“ITAR”), and LPT has maintained a registration with the Directorate of Defense Trade Controls during such five (5) year period without lapse, it has obtained all necessary export licenses and authorizations.

(iii) During the preceding five (5) years, LPT has been and continues to be in compliance with the National Industrial Security Program Operating Manual, DoD 5220.22-M (“NISPOM”), and any directives or guidance from the Defense Security Service (“DSS”) relating to the NISPOM, LPT’s facility security clearance, and the personal security clearances of LPT’s employees, officers, and directors.

(iv) During the preceding five (5) years, LPT has been and continues to be in compliance with the various sanctions administered and enforced by the Office of Foreign Assets Control, U.S. Department of the Treasury.

(v) LPT has not, nor has it ever been, subject to any investigation, subpoena, directed disclosure, or other inquiry by the Directorate of Defense Trade Controls, Bureau of Industry and Security, U.S. Customs and Border Protection, Defense Security Service, or the Office of Foreign Assets Control.

(u) Suppliers and Customers.

(i) Section 3.2(u)(i) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of LPT (by revenue for the twelve (12)-month period ending December 31, 2015) (the “Top Customers”). Since January 1, 2016, no Top Customer has canceled or provided oral or written notice to LPT of its intent to materially adversely modify its relationship with LPT (other than to delay the placement of orders), and, to the Knowledge of LPT, no such Top Customer has advised LPT of any intention to do so, and there are no pending disputes, and LPT has not received any written notices of dissatisfaction, with or from any Top Customer.

(ii) Section 3.2(u)(ii) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers of LPT (by amounts paid by LPT for the twelve (12)-month period ending December 31, 2015) (the “Top Suppliers”). Since January 1, 2016, no Top Supplier has canceled or provided oral or written notice to LPT of its intent to materially adversely modify its relationship with LPT, and, to the Knowledge of LPT, no such Top Supplier has advised LPT of any intention to do so, and there are no pending disputes, and LPT has not received any written notices of dissatisfaction, with or from any Top Supplier.

(v) Insurance. Section 3.2(v) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which LPT is has been a party, a named insured, or otherwise the beneficiary of coverage: (A) the name, address, and telephone number of the agent; (B) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (C) the policy number, type, period and amount of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) neither LPT nor to the Knowledge of LPT any other party to the policy is in breach or default, and to LPT’s Knowledge no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 3.2(v) of the Disclosure Schedule sets forth descriptions of all claims submitted by or on behalf of LPT pursuant to such insurance policies (as in effect on the date hereof or for the past three (3) years), and LPT has provided proper and timely notice of all such claims in accordance with the terms of all such policies.

(w) Product Warranty; Product Liability. Except as otherwise set forth in Section 3.2(w) of the Disclosure Schedule: (i) there exists no (A) latent defect in the design or manufacture of any of the products of the Business, or (B) pending or, to the Knowledge of LPT, threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Authority relating to any product alleged to have been manufactured, distributed or sold by the Business to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; (ii) there exists no pending or, to the Knowledge of LPT, threatened product liability claims, except to the extent reserved for on the face of the Latest Balance Sheet; (iii) to the Knowledge of LPT, there is no reasonable Basis for any such suit, inquiry, action, proceeding, investigation or claim; and (iv) in the three (3) year period prior to the Closing Date, there have been no recalls relating to products manufactured or sold by LPT, and there are no pending, or, to LPT’s Knowledge, threatened recalls relating to products manufactured, distributed or sold by LPT. LPT has provided to the Buyer copies of all material terms and conditions of all express product warranties for products sold by LPT prior to the Closing which are binding upon LPT immediately following the Closing. The expense incurred by LPT to satisfy product warranty claims did not exceed $20,000 in the aggregate in either of the 2015 or 2014 fiscal years.

(x) Broker’s Fees. LPT does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(y) Potential Conflicts of Interest. Except as set forth in Section 3.2(y) of the Disclosure Schedule, no officer, director or equityholder of LPT: (i) to the Knowledge of LPT owns more than 1%, directly or indirectly, any interest in or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of LPT; (ii) owns, directly or indirectly, in whole or in part, any interest in LPT Intellectual Property; (iii) has any loan outstanding to or cause of action or other claim whatsoever against LPT, except for claims in the Ordinary Course of Business, for accrued salary, bonus, vacation pay, and benefits under Plans; or (iv) to the Knowledge of LPT, has made, on behalf of LPT, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer, director or manager of LPT or relative of any of the foregoing, is a partner or equityholder.

(z) Environmental. Except as set forth in Section 3.2(z) of the Disclosure Schedule,

(i) LPT is and have been at all times in compliance in all material respects with all Environmental Laws and are in possession of, and in compliance with, all Permits relating to Environmental Laws necessary to carry on and conduct the Business as presently conducted, and a complete list of such Permits is listed in Section 3.2(z)(i) of the Disclosure Schedule;

(ii) no notice, demand, or claim has been received by or served on LPT, nor to the Knowledge of LPT on any current or previous owner, manager or tenant of the Leased Real Property, from any Person claiming or asserting any violation of or Liability under Environmental Laws, or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources;

(iii) to LPT’s Knowledge, there are no conditions or occurrences on, in, at, or under any of the Leased Real Property that could give rise to material Liability under Environmental Laws;

(iv) LPT has not caused any spill, discharge or Release of Hazardous Material on, at, about, under or from the Leased Real Property including, but not limited to, any that (A) requires investigation or remediation under Environmental Laws; or, (B) has resulted or could result in any material Liability under Environmental Laws;

(v) to LPT’s Knowledge, no building, equipment or other improvement on any Leased Real Property contains any (A) asbestos-containing materials; (B) polychlorinated biphenyls; or (C) underground storage tank for which LPT has any Liability or responsibility, including under any lease document;

(vi) any storage, recycling, treatment, disposal or offsite transportation of Hazardous Materials by LPT is, and always has been, conducted in compliance in all material respects with Environmental Laws;

(vii) to LPT’s Knowledge, none of the offsite locations, a complete list of which is presented in Section 3.2(z)(vii) of the Disclosure Schedule, to which Hazardous Materials related to LPT’s operations have been treated, stored or disposed of, are on, or are proposed for listing on, any governmental or regulatory list of abandoned, unpermitted or non-complying disposal sites, including in the U.S., the Federal National Priorities List, or any analogous foreign state, local, provincial, cantonical or other Governmental Authority list or otherwise are subject to legal or regulatory action that could result in any material Liability to Buyer or LPT under any Environmental Law;

(viii) LPT does not have any environmental studies, reports, data and assessments or investigations, including “Phase I” and “Phase II” reports related to the environmental condition or compliance status of the Leased Real Property, or other properties for which LPT may have Liability, which have been conducted by or on behalf of LPT. The Sellers have furnished to the Buyer correct and complete copies of all such reports; and

(ix) to LPT’s Knowledge, no investigation, administrative order, administrative order by consent, consent order, agreement, litigation or settlement is proposed or in existence or threatened or anticipated, with respect to or arising from environmental, health or safety aspects of the Leased Real Property or in any way related to any Hazardous Materials at, on or about the Leased Real Property or at any off-site location originating from the Leased Real Property, or to the Knowledge of LPT, at any site or location previously owned, operated or used by LPT.

(aa) Restrictions on Business Activities. There is no judgment, injunction, order, decree, proceeding to which LPT is a party or, to the Knowledge of LPT, by which LPT or its assets are or may be bound, which prohibits or impairs the conduct of the Business by LPT as it is currently conducted, nor, to the Knowledge of LPT, is there any claim or proceeding pending or threatened with respect thereto.

3.3 Representations and Warranties of Buyer. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to Sellers that all of the statements contained in this Section 3.3 are correct and complete as of the Closing Date, except as set forth in Section 3.3 of the Disclosure Schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein. The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.3.

(a) Organization and Authority. Buyer (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted.

(b) Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on such Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and each of the Ancillary Agreements, as applicable, to which the Buyer is a party have been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

(c) Noncontravention. Except as disclosed in Section 3.3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict in any way with any applicable Law of any Governmental Authority to which the Buyer is subject or any provision of the Organizational Documents of the Buyer, or result in the creation of any Lien upon any assets of the Buyer pursuant to the terms thereof, or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of the Buyer pursuant to the terms of, any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject. Except as disclosed in Section 3.3(c) of the Disclosure Schedule, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on the Buyer’s assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

(d) Broker’s Fees. Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Financial Condition. Buyer is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement, and Buyer believes in good faith that Buyer shall have available the financial and other resources needed to meet Buyer’s obligations hereunder, including payment of the entire Purchase Price.

4.        CLOSING CONDITIONS

4.1 Conditions to Obligation of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties set forth in Sections 3.1 and 3.2 which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties set forth in Sections 3.1 and 3.2 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date;

(b) Each of the deliveries contemplated by Section 2.5(b)(i) shall have been made; and

(c) No action, suit or proceeding shall be pending or threatened before any Governmental Authority which would prevent or inhibit the consummation of the transactions contemplated hereby or seek to impose any Liability on any Party as a result of the consummation of the transactions contemplated hereby, and all necessary regulatory approvals shall have been obtained.

4.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties set forth in Section 3.3 above which are not qualified by materiality shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties set forth in Section 3.3 which are qualified by materiality shall be true and correct in all respects at and as of the Closing Date;

(b) Each of the deliveries contemplated by Section 2.5(b)(i) shall have been made; and

(c) No action, suit or proceeding shall be pending or threatened before any Governmental Authority which would prevent or inhibit the consummation of the transaction contemplated hereby or seek to impose any Liability on any Party as a result of the consummation of the transactions contemplated hereby, and all necessary regulatory approvals shall have been obtained.

4.3 No Waiver. Notwithstanding anything to the contrary set forth herein, if any of the conditions set forth in Section 4.1 have not been satisfied, the Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if the conditions specified in Section 4.2 shall not have been satisfied, the Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

5.        ADDITIONAL AGREEMENTS

5.1 Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing Date (and, with respect to the first sentence of Section 5.1(e), prior to the Closing Date):

(a) General. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Sections 5.3 or Article 6 or the Party receiving such request was required to perform such action prior to or following the Closing and did not).

(b) Non-Competition. In consideration of the transactions contemplated by this Agreement and in order to preserve and protect the goodwill and value of LPT, the Business and the Equity Securities conveyed hereunder:

(i) Kaufman hereby agrees that during the period beginning on the Closing and ending on the fifth (5th) anniversary of the Closing (the “Non-Competition Period”), Kaufman will not, and will not cause or permit any of such Person’s agents or Affiliates (the “Restricted Party”), either directly or indirectly, to participate in any Restricted Business. For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such Restricted Party does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any division of an enterprise, business or venture anywhere within North America, and/or any other geographic areas in which LPT transacted business within the twenty-four (24) month period prior to Closing, which is engaged in or which proposes to engage in the Business, or is otherwise competitive with the Business or LPT as of the Closing.

(ii) Each of the Sellers, severally and not jointly, agrees that during the Non-Competition Period, each of the Sellers will not, and will not cause or permit such Seller’s agents or Affiliates (together with such Seller, the “Seller Restricted Parties”) to, (A) induce or attempt to induce any employee of the Buyer or LPT or any of their respective Affiliates (the “Buyer Group”) to leave such entity’s employ or in any way interfere with the relationship between any member of the Buyer Group and any of their employees, or actually hire any of the Buyer Group’s employees; provided, however, that the foregoing shall not prohibit any general advertisements or solicitations of employment by a Seller Restricted Party or the hiring by a Seller Restricted Party of any person if such person initiates contact with such Seller Restricted Party in response to such general advertisement or solicitation, or (B) call on, solicit or service any supplier, licensee, licensor, franchisee, customer or other business relation of the Business

(“Business Relation”) to cease doing business with any member of the Buyer Group or in any way interfere with the relationship between any member of the Buyer Group and any such Business Relation.

(iii) Each of the Sellers, severally and not jointly, agrees that during the Non-Competition Period, such Seller shall not make any public statement, oral or written, to any Person that disparages the Buyer, LPT, any of their Affiliates, or any of their respective managers, directors, officers, employees, equityholders, products or services.

(iv) Each of the Sellers, severally and not jointly, agrees that the Buyer may suffer irreparable harm from a breach by the Restricted Party or the Seller Restricted Parties of any of the covenants or agreements contained in this Section 5.1(b). In the event of an alleged or threatened breach by the Restricted Parties or the Seller Restricted Parties of any of the provisions of this Section 5.1(b), Buyer may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Competition Period described above will be tolled until such alleged breach or violation is resolved. The Sellers agree that the restrictions in this Section 5.1(b) are reasonable protections under the circumstances of the sale of the LPT Stock to Buyer and the cancellation of the LPT Options. If, at the time of enforcement of any of the provisions of this Section 5.1(b), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Sellers agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(c) Confidentiality. Each of the Sellers, severally and not jointly, agrees that such Seller will treat and hold as confidential all of the Confidential Information, refrain from using or disclosing any of the Confidential Information (except, as applicable, as directed by Buyer) and shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the Sellers’ possession. In the event that any of the Sellers are requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.1(c).

(d) Certain Payments. After the Closing, the Buyer shall, or cause LPT to, promptly make payment in full of all Post-Closing Company Payment Obligations.

(e) Credit Cards. Prior to the Closing, the Sellers shall ensure that LPT gathers from its personnel all of the credit cards issued by or on behalf of LPT to its personnel (the “Pre-Closing Credit Cards”), and shall instruct its personnel to immediately cease using the Pre-Closing Credit Cards. After the Closing, the Buyer shall, or cause LPT to, (i) promptly make payment in full of any remaining balance on any Pre-Closing Credit Cards, and (ii) promptly permanently terminate in full the Pre-Closing Credit Card accounts.

5.2 Waiver and Release. Effective as of the Closing, each Seller, on behalf of itself, its Affiliates and its (and its Affiliates) successors and assigns (collectively, the “Releasing Parties”), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each and all of LPT and its managers, directors, officers, employees, stockholders, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (“Released Parties”) with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the Closing Date (“Released Claims”). Each Seller further represents and warrants that it has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each Seller further acknowledges that such Seller is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Seller hereby expressly waives, surrenders and agrees to forego any protection to which such Seller would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. This Section 5.2 shall not apply to claims against Buyer or LPT for the breach of any representations, warranties or covenants set forth herein or in the Ancillary Agreements, to the extent applicable.

5.3 Tax Matters.

(a) Tax Indemnification. From and after the Closing, the Buyer Parties shall be indemnified and held harmless by the Sellers, on a joint and several basis, from and against any Liability for Taxes of LPT for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date (a “Pre-Closing Tax Period”); provided, however, that the Buyer Parties shall not be entitled to such indemnification with respect to any Liability for Taxes to the extent that such Liability is satisfied in accordance with applicable Law from the reduction of a net operating loss (and not payment of additional Taxes) that accrued from the operations of LPT prior to the Closing (the “Pre-Closing LPT NOLs”). In addition, without limiting the representations and warranties relating to Tax matters set forth in Section 3.2(i) of this Agreement, (i) the Buyer acknowledges and agrees that the Sellers shall not be liable for Buyer’s (or LPT’s) inability to utilize any such Pre-Closing LPT NOLs after the Closing, and (ii) the Sellers acknowledge and agree that the Buyer shall have no obligation to preserve Buyer’s (or LPT’s) ability to utilize such Pre-Closing LPT NOLs after the Closing.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based upon or measured by income or receipts of LPT or the enterprise value of LPT (including the NH Business Enterprise Tax) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which LPT holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of other Taxes of LPT for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c) Responsibility for Filing Tax Returns.

(i) The Seller Representative shall, at the Sellers’ cost and expense, (A) prepare, or cause to be prepared all Tax Returns required to be filed by or on behalf of LPT for taxable periods ending on or before the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of LPT, except as required by applicable Law. The Seller Representative shall deliver or cause to be delivered drafts of all such Tax Returns to Buyer for its review at least thirty (30) days prior to the due date of any such Tax Return; provided, however, that such drafts of any such Tax Return shall be subject to the Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed; and (B) pay all Taxes due and payable in respect of all such Tax Returns; provided, however, that if (i) any such Tax Return is due after the Closing and is to be filed (or caused to be filed) by the Buyer, the Seller Representative shall pay (in immediately available funds) to the Buyer the amount of all such Taxes no later than three (3) Business Days prior to the earlier of the date such Tax Return is filed or the due date of such Tax Return.

(ii) The Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by LPT. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of LPT, except as required by applicable Law. The Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Seller Representative for its review at least thirty (30) days prior to the due date of any such Straddle Period Tax Return and shall notify the Seller Representative of the Buyer’s calculation of the Sellers’ share of the Taxes of LPT for such Straddle Period (determined in accordance with Section 5.3(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Sellers’ share of the Tax liability for such Straddle Period (determined in accordance with Section 5.3(b)) shall be subject to the Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller Representative shall pay (in immediately available funds) to the Buyer the amount of all such Taxes no later than three (3) Business Days prior to the earlier of the date such Tax Return is filed or the due date of such Tax Return.

(d) Cooperation and Records Retention. The Seller Representative and the Buyer shall (i) each provide the other, and the Buyer shall cause LPT to provide the

Seller Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Buyer shall cause LPT to retain and provide the Seller Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of LPT for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause LPT to retain, and the Seller Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions.

(e) Transfer Taxes. The Sellers shall pay all transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes.

(f) Tax Contests.

(i) The Buyer shall deliver a written notice to the Seller Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of LPT for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the Seller Representative shall not relieve the Sellers of any obligation or liability that the Sellers may have to the Buyer, except to the extent that the Seller Representative demonstrates that the Sellers are materially and adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of LPT for a Pre-Closing Tax Period (other than a Straddle Period), the Seller Representative may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the Seller Representative of the Tax Claim Notice. If the Seller Representative elects to assume and control the defense of such Tax Contest, the Seller Representative (i) shall bear its own costs and expenses, (ii) shall be entitled to engage its own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that the Seller Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of the Buyer or any of its Affiliates (including LPT) for any Tax period ending after the Closing Date. If the Seller Representative elects to assume the defense of any Tax Contest, the Seller Representative shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Seller Representative sends such correspondence to any Taxing Authority), (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Buyer shall reasonably request, and the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Authorities regarding such Tax Contests).

(iii) In connection with any Tax Contest that relates to Taxes of LPT for a Pre-Closing Tax Period that (i) the Seller Representative does not timely elect to control pursuant to Section 5.3(f)(ii) or (ii) the Seller Representative fails to diligently defend, such Tax Contest shall be controlled by the Buyer (and the Seller Representative shall reimburse the Buyer for all reasonable costs and expenses incurred by the Buyer relating to a Tax Contest described in this Section 5.3(f)(iii)) and the Seller Representative agrees to cooperate with the Buyer in pursuing such Tax Contest.

(iv) In connection with any Tax Contest for Taxes of LPT for any Straddle Period, such Tax Contest shall be controlled by the Buyer; provided, that the Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller Representative, such consent not to be unreasonable withheld, conditioned or delayed. The Buyer shall (x) keep the Seller Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Representative of any related correspondence and shall provide the Seller Representative with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller Representative shall reasonably request, and, at its own costs and expenses, the Seller Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Authorities regarding such Tax Contests).

(g) Withholding. Notwithstanding any other provision in this Agreement, Buyer and LPT shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder (including any payments from the Escrow Funds). To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made.

(h) Adjustments to Purchase Price. The Parties agree to treat any amounts payable after the Closing Date by the Seller Representative to Buyer (or by Buyer to the Seller Representative) pursuant to this Agreement as an adjustment to the purchase price payable hereunder, unless otherwise required by Law or the good faith resolution of an audit.

5.4 Government Filings. LPT understands and acknowledges that certain filings will be required by LPT and Buyer and its Affiliates to DDTC and DSS relating to the transactions contemplated by this Agreement, including a Changed Condition filing in e-FCL to meet NISPOM requirements, a 5-day notice of material changes to DDTC pursuant to Part 122 of the ITAR, and such other filings as may be required by the ITAR, NISPOM, DDTC, or DSS. The Parties intend to cooperate and collaborate on these filings. LPT and the Sellers agree to cooperate with Buyer and its Affiliates to (a) ensure the timely filing of these notices; (b) subject to the rules applicable to each such Governmental Authority or LPT’s secret facility clearance status, share information necessary to make these filings; (c) subject to the rules applicable to each such Governmental Authority or LPT’s secret facility clearance status, provide to Buyer and its Affiliates advance drafts of any filings to be made to either agency in connection with the Closing of the transactions contemplated by this Agreement; and (d) subject to the rules applicable to each such Governmental Authority or LPT’s secret facility clearance status, keep Buyer apprised of LPT’s progress with respect to the filings and any response, questions, or concerns, by either agency.

6.        INDEMNIFICATION

6.1 Indemnification.

(a) Survival Periods Generally.

(i) All of the representations and warranties of the Sellers under Sections 3.1 (Representations and Warranties of the Sellers), 3.2(a) (Organization, Qualification and Authority), 3.2(b) (Authorization of Transaction) and 3.2(d) (Capitalization), and all representations and warranties of the Buyer under Sections 3.3(a) (Organization and Authority) and 3.3(b) (Authorization of Transaction), shall survive the Closing for a period of seven (7) years.

(ii) All of the representations and warranties of the Sellers under Sections 3.2(c) (Noncontravention), 3.2(i) (Tax Matters), 3.2(j)(iii) (Title to Assets) 3.2(q) (Employee Benefit Plans), 3.2(x) (Broker’s Fees) and 3.2(z) (Environmental), and all representations and warranties of the Buyer under Sections 3.3(c) (Noncontravention) and 3.3(d) (Broker’s Fees), shall survive the Closing, and shall continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations relating thereto (including any extensions thereof), after which period such representations and warranties shall terminate and have no further force or effect, it being understood that so long as written notice of a possible breach of such representations and warranties is given on or prior to the expiration of the survival period, the representations and warranties that are the subject of such claim shall continue to survive with respect to such claim until such claim is resolved.

(iii) All other representations and warranties of the Sellers under Section 3.2 or the Buyer under Section 3.3 of this Agreement shall survive the Closing, and shall continue in full force and effect for a period of eighteen (18) months thereafter, after which period such representations and warranties shall terminate and have no further force or effect, it being understood that so long as written notice of a possible breach of such representations and warranties is given on or prior to the expiration of such survival period, the representations and warranties that are the subject of such claim shall continue to survive with respect to such claim until such claim is resolved.

(iv) All covenants of the Parties shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(v) Each of the periods referred to in this Section 6.1(a) is referred to as a “Survival Period.”

(vi) Notwithstanding anything in this Section 6.1(a) to the contrary, in the event that any breach of any representation or warranty by any of the Sellers or the Buyer constitutes fraud or willful misconduct, such representation or warranty shall survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation with respect to such breach.

(b) Indemnification by the Sellers.

(i) Each Seller shall indemnify, protect, defend and hold and save Buyer, LPT and their Affiliates and each of their respective equityholders, managers, directors, officers, employees and agents (collectively, the “Buyer Parties”) harmless from and against the entirety of any Losses any of the Buyer Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising from or out of, relating to, in the nature of, or caused by any breach or inaccuracy of any representation or warranty of such Seller in Section 3.1 of this Agreement, or any nonfulfillment or breach of any covenant or agreement to be performed by such Seller.

(ii) The Sellers shall indemnify, protect, defend and hold and save the Buyer Parties harmless, from and against the entirety of any Losses any of the Buyer Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including without limitation any Losses any of the Buyer Parties may suffer after the end of the Survival Period (if applicable) if a claim is made before the end of the Survival Period, resulting from, arising from or out of, relating to, in the nature of, or caused by: (A) any breach or inaccuracy of any representation or warranty relating to LPT in Section 3.2 of this Agreement or in the Disclosure Schedule relating thereto delivered by them in connection herewith; (B) any Indebtedness of LPT or any Transaction Expenses that are not included in the calculations of Estimated Indebtedness or Estimated Transaction Expenses; (C) any Liability for Taxes pursuant to Section 5.3(a) of this Agreement; or (D) any of the matters set forth on Schedule 6.1(b) attached hereto. In addition, the Sellers shall promptly upon demand by the Buyer reimburse the Buyer the amount by which the Estimated Cash exceeded actual Cash as of the Closing, if any, which demand shall be made as a claim in accordance with the provisions of this Section 6.1..

(c) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Sellers from and against the entirety of any Losses any of the Sellers shall suffer, sustain or become subject to, through and after the date of the claim for indemnification, resulting from (i) any breach or inaccuracy of any representation or warranty of Buyer in Section 3.3 of this Agreement, or (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Buyer set forth in this Agreement.

(d) Indemnifiable Losses. All Losses for which the Buyer Parties are entitled to seek indemnification under this Agreement are referred to herein as “Buyer Indemnifiable Losses.” All Losses for which the Sellers are entitled to seek indemnification under this Agreement are referred to herein as “Seller Indemnifiable Losses.”

6.2 Limitations on Indemnification. The indemnification obligations of the Sellers set forth in Section 6.1 shall be subject to the following limitations:

(a) (i) The obligations of the Sellers to indemnify the Buyer Parties from and against Buyer Indemnifiable Losses arising under Section 6.1(b)(i) shall be on a several (and not joint and several) basis; (ii) the obligations of the Sellers to indemnify the Buyer Parties from and against Buyer Indemnifiable Losses arising under Section 6.1(b)(ii) shall be on a joint and several basis to the extent that the aggregate amount of such Buyer Indemnifiable Losses is less than the Cap (as defined below); and (iii) the obligations of the Sellers to indemnify the Buyer Parties from and against Buyer Indemnifiable Losses arising under Section 6.1(b)(ii) shall be several (and not joint and several) on a pro rata basis in accordance with their respective Adjusted Pro Rata Portions to the extent that the aggregate amount of such Buyer Indemnifiable Losses exceeds the Cap; provided, however, that each Seller shall not be liable in the aggregate for more than such Seller’s Adjusted Pro Rata Portion of the sum of (A) the Initial Purchase Price Payment plus (B) the Escrow Payments paid to the Non-Investor Common Stockholders; and provided further, that for the avoidance of doubt, the Buyer shall be entitled to recover the entire amount of any Buyer Indemnifiable Losses from the Escrow Funds. The limitations of this Section shall not apply with respect to claims resulting from fraud or willful misconduct.

(b) The aggregate liability of the Sellers to indemnify the Buyer Parties from and against any Buyer Indemnifiable Losses arising under Sections 6.1(b)(ii)(A) and 6.1(b)(ii)(D) shall not, in any event, exceed an amount equal to Two Million Dollars ($2,000,000) (the “Cap”); provided, however, that the Cap shall not apply to (i) any breach or inaccuracy of any of the Fundamental Representations, or (ii) any claims resulting from fraud or willful misconduct.

(c) The Sellers will not have any obligation to indemnify the Buyer Parties with respect to any Buyer Indemnifiable Losses arising under Section 6.1(b)(ii)(A) until the Buyer Parties shall first have suffered aggregate Buyer Indemnifiable Losses relating thereto in excess of Two Hundred Thousand Dollars ($200,000) (the “Basket”) (at which point the Sellers will be obligated to indemnify the Buyer Parties for 50% of the Basket and the entire amount of such Buyer Indemnifiable Losses in excess of the Basket); provided, however, that the Basket shall not apply to (i) any breach or inaccuracy of any of the Fundamental Representations, or (ii) any claims resulting from fraud or willful misconduct.

(d) Except with respect to claims resulting from fraud or willful misconduct, the indemnification obligations of the Sellers under Sections 5.3(a) and 6.1 shall be the exclusive right and remedy of any Buyer Party, and the sole liability of the Sellers, for any claim for Buyer Indemnifiable Losses arising out of this Agreement, including (i) any breach of any representation or warranty, or (ii) any breach or nonperformance by any Seller of any of such Seller’s covenants or agreements expressly set forth in this Agreement.

(e) The Sellers shall not be liable for any damages calculated based on a multiple of earnings or revenues or similar financial performance metrics (in excess of 1.0x).

6.3 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the “Indemnifying Party”) under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided, however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within thirty (30) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and will at all times continue to have the financial resources to defend against the Third Party Claim (including any increased losses caused by such defense) and fulfill its indemnification obligations hereunder with respect thereto and provides security therefor, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and at its own costs and expense, and (iv) the Third Party Claim (A) does not involve injunctive relief, specific performance or other similar equitable relief, or any claim in respect of Taxes, any product recall or similar action, any Governmental Authority, any criminal allegations, or any claim that is reasonably likely to result in a material and adverse effect on the relationship between the Buyer, LPT or the Business (on the one hand) or any Top Customer or Top Supplier (on the other hand), (B) is not one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (C) does not involve a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest). The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto without the prior written consent of the Indemnified Party.

(c) So long as the conditions set forth in Section 6.3(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 6.3(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto without the prior written consent of the Indemnified Party, and (v) the Indemnified Party shall, at the Indemnifying Party’s request and at the Indemnifying Party’s expense, reasonably cooperate in the defense of the matter. In the event that the conditions in Section 6.3(b) are not satisfied or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim to the entire exclusion (including with respect to settlement or entry of judgment) and at the entire expense of the Indemnifying Party.

6.4 Calculation of Indemnification Payments.

(a) The amount of any Losses payable under this Article 6 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies in respect of such Loss, in each case net of costs and expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery and any retro-premium obligations, increases in premiums or premium adjustments, deductibles incurred or other obligations associated therewith and (ii) the amount of any Tax benefit actually realized by any such Indemnified Party arising out of or in connection with the incurrence of the Losses for which indemnity is sought or the payment of any such Loss, in each case in any Tax year in which or prior to which such Loss was incurred, or in the immediately succeeding Tax year. If the Indemnified Party actually receives any amounts under applicable insurance policies with respect to such Loss, or actually realizes a Tax benefit in any Tax year referenced in (i) subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment actually made to such Indemnified Party by such Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party, in each case, net of costs and expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery and any retro-premium obligations associated therewith. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(b) Subject to the other provisions regarding indemnification contained herein, if the Sellers are obligated to reimburse or compensate the Buyer Parties for any Liability for Taxes pursuant to the terms of Section 5.3 or for any Buyer Indemnifiable Losses pursuant to the terms of this Article 6, then the Sellers shall pay such amount to the Buyer within ten (10) Business Days following the date upon which the amount of such Tax Liability or Buyer Indemnifiable Loss is determined or agreed upon by the Seller Representative and the Buyer. Notwithstanding anything to the contrary herein, to the extent that the Escrow Funds have not been fully disbursed, Buyer shall be required to recover any Liability for Taxes pursuant to the terms of Section 5.3, or for any Buyer Indemnifiable Losses pursuant to the terms of this Article 6 from the available Escrow Funds before seeking recourse against the Sellers. Such reduction shall be deemed to be a reduction of the Purchase Price.

6.5 No Contribution or Circular Recovery. The Sellers shall not have any right of contribution against Buyer, LPT or any other Buyer Party with respect to any Buyer Indemnifiable Losses. The Sellers hereby agree that they shall not make any claim for indemnification against Buyer or any other Buyer Party by reason of the fact that the Sellers or any of their agents or other representatives was a controlling person, equityholder director, officer, manager, employee, agent or other representative of LPT or was serving as such for another Person at the request of LPT (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by Buyer against such Person (whether such claim is pursuant to this Agreement, applicable Law, or otherwise).

6.6 Certain Determinations. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and covenant in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words and surrounding related words (e.g. “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation, warranty or covenant.

7.        MISCELLANEOUS

7.1 Seller Representative.

(a) The Sellers hereby appoint Kaufman as the “Seller Representative.” The Seller Representative shall serve as representative of the Sellers with full power and authority to take all actions under this Agreement and the Ancillary Agreements solely on behalf of each of such Sellers. Each Seller by approval of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (i) to execute and deliver on behalf of such Seller any waiver hereto, (ii) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (iii) to negotiate, settle, compromise and otherwise handle all disputes under Section 2.6 and claims made under Sections 5.3 or Article 6 hereof, and (iv) to do each and every act and exercise any and all rights which such Seller or Sellers collectively are permitted or required to do or exercise under this Agreement or the Ancillary Agreements. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity or bankruptcy of any Seller. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, gross negligence or willful misconduct.

(b) The Seller Representative agrees that it shall not commence proceedings to liquidate, dissolve or wind up its affairs without providing to Buyer and each other Seller prior written notice of its intention to do so. Upon receipt of such notice, Buyer and the Seller Representative shall have the right, and hereby agree, to appoint a mutually acceptable substitute Person (which may or may not be a Seller) to act as “Seller Representative” hereunder with all rights, powers and authority to act on behalf of the Sellers as the initial Seller Representative has pursuant to this Section 7.1(b).

(c) Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties in such capacity under this Agreement or the Ancillary Agreements shall be reimbursed to the Seller Representative by the Sellers. The Seller Representative may from time to time submit invoices to the Sellers covering their Adjusted Pro Rata Portion of such expenses and/or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses paid. In addition to any other rights or remedies, the Seller Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed by any Seller to the Seller Representative against any amounts to be paid to the Sellers.

(d) Each Seller shall severally, but not jointly, based on their respective Adjusted Pro Rata Portion, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative’s execution and performance (solely in its capacity as the Seller Representative and not in its capacity as a Seller) of this Agreement and the Ancillary Agreements, except for fraud or willful misconduct by the Seller Representative. This indemnification will survive the termination of this Agreement and the Ancillary Agreements. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, the Seller Representatives will not be liable to the Sellers. In no event will the Seller Representative (solely in its capacity as the Seller Representative and not in its capacity as a Seller) be liable hereunder or in connection herewith to any of the Sellers for any indirect, punitive, special or consequential damages.

(e) Each Seller (including, in each case for purposes of this Section 7.1(e), the Seller Representative) agrees that Buyer and, following the Closing, LPT, shall be entitled to rely on any action taken by the Seller Representative, on behalf of each Seller (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller agrees to pay, and to indemnify and hold harmless, each of the Buyer Parties from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Seller. In addition, each Seller hereby releases and discharges Buyer and, following the Closing, LPT, from and against any Losses arising out of or in connection with the Seller Representative’s failure to distribute any amounts received by the Seller Representative on the Sellers’ behalf to the Sellers. Payment of all amounts paid by or on behalf of Buyer to the Seller Representative shall constitute payment by Buyer to each of the Sellers and satisfaction of the Buyer’s obligation to pay such amount hereunder (notwithstanding any withholding by the Seller Representative).

7.2 Transitional Assistance. The Sellers shall not in any manner take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, manufacturers, service providers, employees, lessors, licensors and other business relations of LPT from maintaining the same business relationships with LPT, Buyer and their Affiliates after the Closing Date. Without in any way limiting the generality of the foregoing, the Sellers shall not sue or otherwise pursue any claims against any business relation of LPT with respect to any previous contractual relationship between LPT and any customer thereof.

7.3 Press Releases and Announcements. Following the Closing the Sellers shall not, nor shall they permit any of their agents or representatives to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer (which shall not be unreasonably withheld); provided that following the Buyer’s issuance of its press release announcing the transaction, the Sellers may issue a typical “tombstone” announcement regarding the transaction contemplated by this Agreement; and provided, however, that following Closing, any Party may make any public disclosure it believes in good faith is required by Law, in which case the disclosing Party will advise the other Party prior to making the disclosure and shall insofar as may be practicable reflect on such disclosure substantially all reasonable comments of the other Parties.

7.4 Specific Performance. The Sellers acknowledge that LPT’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Person, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, the Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to seek to enforce its rights and the Sellers’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages.

7.5 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. To the extent required by law to give full effect to these direct rights, the Buyer agrees and acknowledges that it is acting as agent and/or as trustee of the Buyer Parties.

7.6 Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

7.7 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Buyer may assign (a) its rights and obligations hereunder to any of its Affiliates (provided that no such assignment shall release Buyer from its obligations hereunder), (b) as collateral security its rights pursuant hereto to any Person providing financing to the Buyer or any of its Affiliates, and (c) its rights and obligations hereunder to any subsequent purchaser of Buyer, such permitted transferee or a material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. It is the express intent of the Parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).

7.9 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Sellers or the Seller Representative: Steven Kaufman 12 Sunburst Lane Hooksett, NH 03106 Email: stevekaufman@lptcorp.com Fax: 603-421-0072

With a copy (which shall not constitute notice) to:

Cook, Little Rosenblatt & Manson, PLLC

1000 Elm Street, 20th Floor

Manchester, NH 03101

Attn: Matthew H. Benson, Esq.

Email: mbenson@clrm.com

Fax: 603-621-7111

If to Buyer or LPT: FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746 Attention: General Counsel Email: jody.gale@faro.com Fax: (407) 562-5235	With a copy (which shall not constitute notice) to: Reed Smith LLP 10 South Wacker Drive Chicago, IL 60606 Attention: Michael P. Lee, Esq. Fax: (312) 207-6400

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.11 CONSENT TO JURISDICTION. EACH OF BUYER, LPT, THE SELLER REPRESENTATIVE AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW

YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF BUYER, LPT, THE SELLER REPRESENTATIVE AND THE SELLERS AGREE NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH OF BUYER, LPT, THE SELLER REPRESENTATIVE AND THE SELLERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.12 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, THE SELLERS, THE SELLER REPRESENTATIVE, LPT AND BUYER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. THE SELLERS AND THE SELLER REPRESENTATIVE HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR BUYER TO ENTER INTO THIS AGREEMENT.

7.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

7.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.15 Expenses. Except as otherwise explicitly provided in this Agreement, each of the Parties will bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.

7.16 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in LPT’s industry or in general commercial usage). All amounts payable hereunder and set forth in this Agreement are expressed in U.S. dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

7.17 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits, Schedules and Disclosure Schedules to this Agreement, and any supplements or modifications thereof, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate, and not to any other representation or warranty in this Agreement. The Exhibits, Schedules and Disclosure Schedules do not modify the Agreement except to the extent specifically provided in the Agreement.

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IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

BUYER:

FARO TECHNOLOGIES, INC.

By: /s/ Simon Raab
Name: Simon Raab
Title: CEO

LPT:

LASER PROJECTION TECHNOLOGIES, INC.

By: /s/ Steven P. Kaufman
Name: Steven P. Kaufman
Title: President & CEO

SELLER REPRESENTATIVE:

/s/ Steven P. Kaufman
Name: Steven P. Kaufman

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Steven P. Kaufman

Signature: /s/ Steven P. Kaufman

Address:

12 Sunburst Lane

Hooksett, NH 03106

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Michelle L. Kaufman

Signature: /s/ Michelle L. Kaufman

Address:

12 Sunburst Lane

Hooksett, NH 03106

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Fred L. DeFeo

Signature: /s/ Fred L. DeFeo

Address:

5956 Chickadee Drive

Lakeland, FL 33809

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Michael Gordon

Signature: /s/ Michael Gordon

Address:

5241 NW 113th Ave.

Coral Springs, FL 33706

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Nina Gordon

Signature: /s/ Nina Gordon

Address:

5241 NW 113th Ave.

Coral Springs, FL 33706

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Loren O’Neil

Signature: /s/ Loren O’Neil

Address:

285 Old Mountain Rd.

Northwood, NH 03261

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Leonard Williams

Signature: /s/ Leonard Williams

Address:

70 Cross Road

Hookset, NH 03106

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: William S. Ames

Signature: /s/ William S. Ames

Address:

P.O. Box 1013

50 S. Mountain Rd.

Northfield, MA 01360

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Andrew D. Clapp

Signature: /s/ Andrew Clapp

Address:

49 Trout Club Road

Weston, VT 05161

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Frederick H. Morris

Signature: /s/ Frederick H. Morris

Address:

18 Boardman Ave.

Manchester, MA 01944

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Edward C. Williams

Signature: /s/ Edward C. Williams

Address:

49 Salem St.

Andover, MA 01810

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Shiprock II, LLC

By: /s/ Richard Shipley

Name: Richard Shipley

Its: Manager

Address:

c/o Nutter, McLennan & Fish LLP

155 Seaport Blvd.

Boston, MA 02210

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Brook Venture Fund, L.P.

By: /s/ Frederic Morris

Name: Frederic Morris

Its: Manager of the General Partner

Address:

301 Edgewater Place, Suite 425

Wakefield, MA 01880

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Name of Seller: Federal Street LLC

By: /s/ Frederic Morris

Name: Frederic Morris

Its: Manager

Address:

301 Edgewater Place, Suite 425

Wakefield, MA 01880

[Signature Page to Stock Purchase Agreement]